Filed Pursuant to Rule 424(b)(3)
File Number 333-182780

PROSPECTUS SUPPLEMENT NO. 1
to Prospectus, declared effective on August 13, 2012
(Registration No. 333-182780)

POSITIVEID CORPORATION
34,000,000
Shares of
Common Stock

This Prospectus Supplement No. 1 supplements the prospectus dated August 13, 2012 (the “Prospectus”) relating to the resale by the selling stockholder of up to 34,000,000 shares of our common stock.  This Prospectus Supplement No. 1 includes the attached Quarterly Report on Form 10-Q as filed by us with the Securities and Exchange Commission on August 20, 2012.

This Prospectus Supplement No. 1 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus and all other amendments or supplements thereto. This Prospectus Supplement No. 1 is qualified by reference to the Prospectus and any other amendments or supplements thereto, except to the extent that the information in this Prospectus Supplement No. 1 updates and supersedes the information contained in the Prospectus and any other amendments or supplements thereto.

INVESTING IN THESE SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 5 OF THE PROSPECTUS BEFORE PURCHASING THE COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT NO. 1, THE PROSPECTUS OR ANY OTHER AMENDMENTS OR SUPPLEMENTS THERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 1 is August 22, 2012.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-Q
(Mark One)

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2012
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission File Number: 001-33297

POSITIVEID CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	06-1637809
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445	(561) 805-8008
(Address of principal executive offices,	(Registrant’s telephone number, including area code)
including zip code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☑ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☑

The number of shares outstanding of each of the issuer’s classes of common stock as of the close of business on August 17, 2012 is as follows:

Class	Number of Shares
Common Stock: $0.01 Par Value	154,467,593

POSITIVEID CORPORATION

PART I — FINANCIAL INFORMATION

Item 1. Financial Statements.
POSITIVEID CORPORATION
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	June 30, 2012	December 31, 2011
	(unaudited)

Assets
Current Assets:
Cash and cash equivalents	$246	$28
Prepaid expenses and other current assets	109	82
Total Current Assets	355	110

Equipment, net	36	44
Prepaid tax advance to Stanley	738	—
Goodwill	510	510
Intangibles, net	1,182	1,385
Other assets	368	417
Total Assets	$3,189	$2,466

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable	$1,968	$1,020
Accrued expenses and other current liabilities	1,635	1,775
Current portion of liability to Stanley	569	—
Accrued preferred stock dividends payable	72	24
Total Current Liabilities	4,244	2,819

Liability to Stanley	569	—
Contingent earn-out liability	587	538
Stock obligation to related party (see Note 8)	187	4,879
Total Liabilities	5,587	8,236

Commitments and contingencies

Stockholders’ Deficit:
Preferred stock, 5,000,000 shares authorized, $.001 par value; Series F Preferred – 660 and 1,500 shares issued and outstanding, liquidation preference of $726 and $1,524, at June 30, 2012 and December 31, 2011, respectively; Series H Preferred – 159 shares issued and outstanding, liquidation preference of $165 at June 30, 2012	—	—
Common stock, 470,000,000 shares authorized, $.01 par value; 121,021,825 and 53,997,779 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	1,210	540
Additional paid-in capital	92,716	82,042
Accumulated deficit	(95,234)	(86,102)
	(1,308)	(3,520)
Note receivable for shares issued	(1,090)	(2,250)
Total Stockholders’ Deficit	(2,398)	(5,770)
Total Liabilities and Stockholders’ Deficit	$3,189	$2,466

See accompanying notes to unaudited condensed consolidated financial statements.

POSITIVEID CORPORATION
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue	$—	$—	$—	$—
Cost of sales	—	—	—	—
Gross profit	—	—	—	—

Operating expenses:
Selling, general and administrative	1,775	3,137	4,076	5,252
Research and development	107	71	223	483
Total operating expenses	1,882	3,208	4,299	5,735
Operating loss from continuing operations	(1,882)	(3,208)	(4,299)	(5,735)

Other income (expense), net	(7)	10	62	75
Loss from continuing operations	(1,889)	(3,198)	(4,237)	(5,660)

Discontinued operations:
Income (loss) from discontinued operations	—	222	—	470
Impairment of goodwill	—	(555)	—	(555)
Total loss from discontinued operations	—	(333)	—	(85)
Net loss	(1,889)	(3,531)	(4,237)	(5,745)

Preferred stock dividends	(22)	(65)	(48)	(161)
Beneficial conversion dividend on preferred stock	(2,889)	—	(4,895)	—
Net loss attributable to common stockholders	$(4,800)	$(3,596)	$(9,180)	$(5,906)

Loss from continuing operations per common share attributable to common stockholders	$(0.04)	$(0.10)	$(0.10)	$(0.19)
Loss from discontinued operations per common share	—	(0.01)	—	—
Loss per common share attributable to common stockholders – basic and diluted	$(0.04)	$(0.11)	$(0.10)	$(0.19)

Weighted average shares outstanding – basic and diluted	111,684	33,240	95,602	31,207

See accompanying notes to unaudited condensed consolidated financial statements.

POSITIVEID CORPORATION
Condensed Consolidated Statement of Stockholders’ Deficit
For the Six Months Ended June 30, 2012
(In thousands, except share data)
(Unaudited)

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Note Receivable For Shares	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	Issued	(Deficit)

Balance at January 1, 2012	1,500	$—	53,997,779	$540	$82,042	$(86,102)	$(2,250)	$(5,770)

Issuance of Series H Preferred shares	500	—	500,000	5	381	—	—	386
Conversion of Series F Preferred shares and repayment of Ironridge note receivable	(840)	—	21,059,929	211	4,396	(4,665)	1,160	1,102
Conversion of Series H Preferred shares	(341)	—	3,803,667	38	192	(230)	—	—
Issuance of Common Stock pursuant to acquisition of MicroFluidic Systems	—	—	460,150	4	65	—	—	69
Issuance of Common Stock in satisfaction of related party stock obligations	—	—	34,080,300	341	5,000	—	—	5,341
Issuance of Common Stock for Optimus loaned shares	—	—	3,500,000	35	(35)	—	—	—
Stock-based compensation	—	—	3,620,000	36	723	—	—	759
Accrual of preferred stock dividends	—	—	—	—	(48)	—	—	(48)
Net loss	—	—	—	—	—	(4,237)	—	(4,237)

Balance at June 30, 2012	819	$—	121,021,825	$1,210	$92,716	$(95,234)	$(1,090)	$(2,398)

See accompanying notes to unaudited condensed consolidated financial statements.

POSITIVEID CORPORATION
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2012	2011

Cash flows from operating activities:
Net loss	$(4,237)	$(5,745)
Add: Loss from discontinued operations	—	85
Loss from continuing operations	(4,237)	(5,660)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	216	26
Stock-based compensation	759	1,550
Stock issued to advisor for acquisition	69	340
In-process research and development allocation from asset purchase	—	114
Impairment of goodwill	—	555
Changes in operating assets and liabilities:
Decrease (increase) in prepaid expenses and other current assets	22	(145)
Increase in accounts payable and accrued expenses	1,906	9
Net cash used in discontinued operations	—	(452)
Net cash used in operating activities	(1,265)	(3,663)
Cash flows from investing activities:
Acquisition of MicroFluidic Systems	—	(24)
Purchase of equipment	(5)	(14)
Net cash used in investing activities	(5)	(38)
Cash flows from financing activities:
Proceeds from equity financings, net of fees	1,488	3,128
Net cash provided by financing activities	1,488	3,128
Net increase (decrease) in cash and cash equivalents	218	(573)
Cash and cash equivalents, beginning of period	28	1,764
Cash and cash equivalents, end of period	$246	$1,191

See accompanying notes to unaudited condensed consolidated financial statements.

POSITIVEID CORPORATION
Notes to Unaudited Condensed Consolidated Financial Statements

1. Business and Basis of Presentation

PositiveID Corporation (the “Company” or “PositiveID”) is a Delaware corporation formed in 2001. The Company commenced operations in 2002 as VeriChip Corporation. In 2007, the Company completed an initial public offering of its common stock.

In July 2008, the Company completed the sale of all of the outstanding capital stock of Xmark Corporation (“Xmark”), which at the time was principally all of the Company’s operations. The sale transaction was closed for $47.9 million in cash, which consisted of the $45 million purchase price plus a balance sheet adjustment of approximately $2.9 million, which was adjusted to $2.8 million at settlement of the escrow. Under the terms of the stock purchase agreement, $43.4 million of the proceeds were paid at closing and $4.4 million was released from escrow in July 2009. Following the completion of the sale, the Company retired all of its outstanding debt for a combined payment of $13.5 million and settled all contractual payments to Xmark’s and the Company’s officers and management for $9.1 million. In August 2008, the Company paid a special dividend to its stockholders of $15.8 million.

In November 2008, the Company entered into an Asset Purchase Agreement (“APA”) with Digital Angel Corporation and Destron Fearing Corporation, a wholly-owned subsidiary of Digital Angel Corporation, which corporations are collectively referred to as “Digital Angel.” The terms of the APA included the purchase of patents related to an embedded bio-sensor system for use in humans, and the assignment of any rights of Digital Angel under a development agreement associated with the development of an implantable glucose sensing microchip (“GlucoChip”). The Company also received covenants from Digital Angel and Destron Fearing that permit the use of intellectual property of Digital Angel related to the Company’s health care business without payment of ongoing royalties.

In September 2009, VeriChip Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (the “Acquisition Subsidiary”), and Steel Vault Corporation, a Delaware corporation (“Steel Vault”), entered into an Agreement and Plan of Reorganization (the “Merger Agreement”), as amended, pursuant to which the Acquisition Subsidiary was merged with and into Steel Vault in November 2009, with Steel Vault surviving and becoming a wholly-owned subsidiary of the Company (the “Merger”). At the closing of the Merger, the Company’s name was changed from VeriChip Corporation to PositiveID Corporation.

In February 2010, the Company acquired the assets of Easy Check Medical Diagnostics, LLC (“Easy Check”), which included the Easy Check breath glucose detection system and the iglucose wireless communication system. The purchase agreement provides for certain contingent payments and cash royalties based on future revenues. (See Note 2)

In May 2011, the Company entered into a Stock Purchase Agreement to acquire MicroFluidic Systems, a California corporation (“MicroFluidic”), pursuant to which MicroFluidic became a wholly-owned subsidiary of the Company. MicroFluidic specializes in the production of automated instruments for a wide range of applications in the detection and processing of biological samples, ranging from rapid medical testing to airborne pathogen detection for homeland security. (See Note 2)

In July 2011, the Company completed the sale of substantially all of the assets of NationalCreditReport.com, which had been acquired in connection with the Merger. (See Note 3)

In January 2012, the Company sold certain assets and liabilities related to its VeriChip business, as well as all of the assets and liabilities relating to its Health Link business, to VeriTeQ Acquisition Corporation, a related party.  The Company had ceased actively marketing the VeriChip business in January 2008 and the Health Link business in September 2010.  The term “VeriChip business” does not include the GlucoChip or any product or application involving blood glucose detection or diabetes management.  (See Note 9)

The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

POSITIVEID CORPORATION
Notes to Unaudited Condensed Consolidated Financial Statements

The accompanying condensed consolidated balance sheet as of December 31, 2011 has been derived from the Company’s audited financial statements included in its Annual Report on Form 10-K/A for the year ended December 31, 2011. The accompanying unaudited condensed consolidated financial statements as of June 30, 2012 and for the three and six months ended June 30, 2012 and 2011 have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”). Certain information and note disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading. In the opinion of the Company’s management, all adjustments (including normal recurring adjustments) necessary for a fair presentation for the periods presented have been reflected as required by Regulation S-X, Rule 10-01.

The unaudited condensed consolidated statements of operations for the three and six months ended June 30, 2012 are not necessarily indicative of the results that may be expected for the entire year. These statements should be read in conjunction with the consolidated financial statements and related notes thereto included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2011.

Going Concern

The Company’s condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. As of June 30, 2012, the Company had a working capital deficiency of approximately $3.9 million and an accumulated deficit of approximately $95 million. The Company has incurred operating losses prior to and since the merger that created PositiveID. The current operating losses are the result of selling, general and administrative expenses and research and development expenses. The Company expects its operating losses to continue through at least the remainder of 2012.

The Company’s ability to continue as a going concern is dependent upon its ability to obtain financing to fund the continued development of its HealthID products, the operations of MicroFluidic, and working capital requirements. Until the Company is able to achieve operating profits, it will continue to seek to access the capital markets.  Since December 31, 2010, the Company raised approximately $3.3 million under certain financing facilities. Additionally, in July 2011, the Company executed an equity financing that has provided net funding of approximately $2.5 million, and in January 2012, the Company raised approximately $0.4 million from the sale of preferred stock.

On August 31, 2011, the Company received notification that its stock was being delisted from the Nasdaq Capital Market ("Nasdaq") and on September 1, 2011 the Company’s stock began trading on the OTC Bulletin Board. The delisting from Nasdaq could adversely affect the market liquidity of the Company’s common stock and harm the business and may hinder or delay the Company’s ability to consummate potential strategic transactions or investments. Such delisting could also adversely affect the Company’s ability to obtain financing for the continuation of its operations and could result in the loss of confidence by investors, suppliers and employees.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management intends to continue to access capital to provide funds to meet its working capital requirements for the near-term future. In addition and if necessary, the Company could reduce and/or delay certain discretionary research, development and related activities and costs. However, there can be no assurances that the Company will be able to derive sufficient funding or be successful in negotiating additional sources of equity or credit for its long-term capital needs.  The Company’s inability to have access to such financing at reasonable costs could materially and adversely impact its financial condition, results of operations and cash flows, and result in significant dilution to the Company’s existing stockholders. The Company’s condensed consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Discontinued Operations

In connection with the Company’s sale of its NationalCreditReport.com business in July 2011, the results of its operations have been presented as discontinued operations in the accompanying unaudited condensed consolidated statements of operations for the three and six months ended June 30, 2011 (see Note 3).

POSITIVEID CORPORATION
Notes to Unaudited Condensed Consolidated Financial Statements

Loss per Common Share

Basic and diluted loss per common share for all periods presented is calculated based on the weighted average common shares outstanding for the period. The following potentially dilutive securities were outstanding as of June 30, 2012 and 2011 and were not included in the computation of dilutive loss per common share because the effect would have been anti-dilutive (in thousands):

	June 30,
	2012	2011
Convertible preferred stock	2,380	3,405
Stock options	10,564	3,344
Warrants	304	304
Unvested shares of restricted common stock	400	4,450
	13,648	11,503

Segment Information

Through the second quarter of 2011, the Company operated in two business segments: HealthID and ID Security. The ID Security segment is presented as discontinued operations in the accompanying condensed consolidated financial statements (see Note 3).

HealthID Segment

The Company’s HealthID segment is comprised of its MicroFluidic subsidiary and its diabetes management products: (1) the GlucoChip, a glucose-sensing microchip, based on the Company’s proprietary intellectual property which is being developed in conjunction with Receptors LLC (“Receptors”), (2) iglucose, a stand-alone, self-contained unit that automatically queries a diabetic user’s data-capable glucometer for blood glucose data and sends that data via machine-to-machine technology to the iglucose online database, and (3) Easy Check, a non-invasive breath glucose detection system, based on the correlation of acetone in exhaled breath to blood glucose levels.

ID Security Segment

The Company’s ID Security segment included its Identity Security suite of products, sold through NationalCreditReport.com and the Company’s Health Link personal health record (“PHR”) business. The NationalCreditReport.com business offered consumers a variety of identity security products and services primarily on a subscription basis. These services helped consumers protect themselves against identity theft or fraud and understand and monitor their credit profiles and other personal information, which included credit reports, credit monitoring and credit scores.

As a result of the sale of the Company’s NationalCreditReport.com business in July 2011, the Company now operates in one segment (HealthID). Since the sale of NationalCreditReport.com, the Company is not currently generating revenue.

2. Acquisitions

Easy Check Asset Purchase

In February 2010, the Company purchased the assets of Easy Check, which was comprised of the intellectual property related to the Easy Check breath glucose measurement device and the iglucose wireless communication system. The Company issued 300,000 shares of common stock in connection with the purchase with a fair value of $351,000 based on a stock price of $1.17 per share. The Company did not purchase any tangible assets from Easy Check.

In February 2011 the Company amended the purchase agreement and paid the seller of the assets an additional 200,000 shares of its common stock valued at $114,000, based on a stock price of $0.57 per share. The agreement lowered the potential royalty on future income from these products from 25% to 10%. The additional consideration was expensed as in-process research and development as the related projects had not yet reached technological feasibility at the time of the amendment.

POSITIVEID CORPORATION
Notes to Unaudited Condensed Consolidated Financial Statements

MicroFluidic Acquisition

On May 23, 2011, the Company acquired all of the outstanding capital stock of MicroFluidic in a transaction accounted for using the purchase method of accounting (the “Acquisition”). Since MicroFluidic's inception, its key personnel have had an important role in developing technologies to automate the process of biological pathogen detection. MicroFluidic’s substantial portfolio of intellectual property related to sample preparation and rapid medical testing applications is complementary to the Company’s portfolio of virus detection and diabetes management products in development.

As consideration for the consummation of the Acquisition, the Company paid $250,000 to fund certain accounts payable of MicroFluidic (of which approximately $24,000 was paid to selling shareholders) and issued 2,375,000 shares of common stock of the Company (the “Stock Consideration”). The Company issued a total of 971,429 shares of common stock in 2011 to its advisors for brokerage services rendered in conjunction with the Acquisition. The Company incurred a nonrecurring charge in 2011 of approximately $550,000 related to the direct costs of the Acquisition, consisting of the $365,000 value of the shares of common stock issued to its advisors and $185,000 of cash costs. The Company issued an additional 460,150 shares of common stock to the advisors during the first quarter of 2012, pursuant to which a charge of approximately $69,000 was recorded.

In connection with the Acquisition, the Company is also required to make certain earn-out payments, up to a maximum of $7,000,000 payable in shares of the Company’s common stock, upon certain conditions over the next three years (the “Earn-Out Payment”). The earn-out for 2011 was based upon the value of contracts obtained by MicroFluidic through December 31, 2011, subject to a maximum Earn-Out Payment of $2,000,000. MicroFluidic did not obtain any contracts as of December 31, 2011 and thus no earn-out payment was required for 2011. The earn-out for years 2012-2014 is based on MicroFluidic achieving certain earnings targets for the respective year, subject to a maximum Earn-Out Payment of $2,000,000 per year and an overall cumulative maximum Earn-Out Payment of $7,000,000. However, the Company is prohibited from making any Earn-Out Payment until stockholder approval is obtained if the aggregate number of shares to be issued exceeds 19.99% of the Company’s common stock outstanding immediately prior to the closing. In the event the Company is unable to obtain any required stockholder approval, the Company is obligated to pay the applicable Earn-Out Payment in cash to the sellers. In addition, the Company may pay any applicable Earn-Out Payment in cash at its option.

The estimated purchase price of the Acquisition totaled approximately $1,653,000, comprised of (i) $24,000 in cash, (ii) Stock Consideration of $879,000 based on a stock price of $0.37 per share, and (iii) contingent consideration of approximately $750,000. The fair value of the contingent consideration was estimated based upon the present value of the probability-weighted expected future payouts under the earn-out arrangement. On October 31, 2011, the Company entered into an agreement with two of the selling MicroFluidic shareholders pursuant to which the two individuals waived their right to any earn-out compensation for 2011 in settlement of the closing working capital adjustment provisions of the purchase agreement. The two individuals represented approximately 68% of the selling shareholder interests, and thus any earn-out for 2011 was to be reduced by such percentage. As no earn-out was achieved for 2011, the fair value of the contingent consideration was reassessed and reduced to approximately $538,000 as of December 31, 2011, and was increased to approximately $587,000 as of June 30, 2012 to reflect an increase in the present value of the estimated future payouts.

Under the purchase method of accounting, the estimated purchase price of the Acquisition was allocated to MicroFluidic’s net tangible and identifiable intangible assets and liabilities assumed based on their estimated fair values as of the date of the completion of the Acquisition, as follows (in thousands):

Assets acquired:
Net tangible assets	$125
Customer contracts and relationships	230
Patents	1,223
Non-compete agreement	169
Goodwill	510
2,257
Liabilities assumed:
Current liabilities	(604)
Total estimated purchase price	$1,653

POSITIVEID CORPORATION
Notes to Unaudited Condensed Consolidated Financial Statements

The estimated fair values of certain assets and liabilities have been determined by management based upon a third-party valuation. The goodwill recorded in connection with the Acquisition is allocated to the Company’s HealthID segment, and no portion of the intangible assets, including goodwill, is expected to be deductible for tax purposes.

The following supplemental pro forma information for the three and six months ended June 30, 2011 assumes that the Acquisition had occurred as of January 1, 2011 (in thousands except per share data):

	Three Months Ended June 30, 2011	Six Months Ended June 30, 2011
Revenue	$—	$235
Net loss	$(3,675)	$(6,213)
Loss per common share – basic and diluted	$(0.11)	$(0.19)

The pro forma financial information is not necessarily indicative of the results that would have occurred if the Acquisition had occurred on the date indicated or that may result in the future. The pro forma revenue reflected relates to revenue reported by MicroFluidic, substantially all of which was generated under two contracts with an agency of the U.S. Government. The two contracts were completed by March 31, 2011, and as of June 30, 2012 MicroFluidic had no active revenue-generating contracts.

3. Discontinued Operations

Beginning at the end of 2010, in conjunction with the Company’s focus on its HealthID businesses, including the development of the GlucoChip, the Easy Check breath glucose detection system, and iglucose wireless communication system, the Company began to limit the activities of its ID Security segment, which included its wholly-owned NationalCreditReport.com subsidiary. In early 2011, the Company ceased acquiring new subscribers for its NationalCreditReport.com business, and in the second quarter of 2011 the Company began actively marketing the business for sale. On July 22, 2011, the Company completed the sale of substantially all of the assets of NationalCreditReport.com for $750,000 in cash. The buyer retained $75,000 from the purchase price pending the final determination of indemnification obligations for a period of eighteen months from the closing date. In connection with the decision to sell the NationalCreditReport.com business, the carrying value of the subsidiary’s net assets was written down to their estimated fair value, determined based upon the proceeds realized upon the sale in July 2011. As a result, an impairment of the carrying value of goodwill of approximately $555,000 was recognized during the second quarter of 2011.

Historical revenue related to the NationalCreditReport.com business and included in the income from discontinued operations in the accompanying condensed consolidated statements of operations for the three and six months ended June 30, 2011 totaled approximately $357,000 and $944,000, respectively.

4. Financing Agreements

Optimus Financing

On September 29, 2009, the Company entered into a Convertible Preferred Stock Purchase Agreement (the “Optimus Purchase Agreement”) with Optimus Technology Capital Partners, LLC (“Optimus”) under which Optimus was committed to purchase up to $10 million in shares of convertible Series A Preferred Stock of the Company in one or more tranches.

To facilitate the transactions contemplated by the Optimus Purchase Agreement, R & R Consulting Partners, LLC (“R&R”), a company controlled by Scott R. Silverman, the Company’s former chairman and chief executive officer, loaned shares of common stock of the Company to Optimus equal to 135% of the aggregate purchase price for each tranche pursuant to stock loan agreements between R & R and Optimus. R & R was paid a $100,000 fee in October 2009 plus was to be paid 2% as interest for the fair value of the loaned shares for entering into the stock loan arrangement.  R & R could demand return of some or all of the borrowed shares (or an equal number of freely tradable shares of common stock) at any time on or after the six-month anniversary date such borrowed shares were loaned to Optimus, but no such demand could be made if there are any shares of Series A Preferred Stock then outstanding. If a permitted return demand was made, Optimus was required to return the borrowed shares (or an equal number of freely tradable shares of common stock) within three trading days after such demand. Optimus could return the borrowed shares in whole or in part, at any time or from time to time, without penalty or premium. On September 29, 2009, October 8, 2009, and October 21, 2009, R & R loaned Optimus 1.3 million, 800,000 and 600,000 shares, respectively, of Company common stock.

POSITIVEID CORPORATION
Notes to Unaudited Condensed Consolidated Financial Statements

On September 29, 2009, the Company exercised the first tranche of the Optimus financing, pursuant to which it issued 296 shares of Series A Preferred Stock, for a purchase price of approximately $3.0 million. In support of this tranche, R & R loaned Optimus 1.3 million shares of common stock. The tranche closed on October 13, 2009, and the Company received proceeds of approximately $3.0 million, less the fees due on the entire financing commitment of $800,000. On November 5, 2009, the Company closed the second tranche of this financing, issuing 166 shares of Series A Preferred Stock, for a purchase price of approximately $1.7 million. In support of this tranche, R & R loaned Optimus approximately 1.4 million shares of common stock.

On May 12, 2010, R & R demanded the return of 2.7 million shares loaned to Optimus.  Also on May 12, 2010, the Company sent Optimus a notice of its election to convert all of the outstanding shares of Series A Preferred Stock into 2,729,452 shares of Company common stock.  Optimus returned these shares to R & R in repayment of the loan. The conversion of the Series A Preferred Stock was determined by a fixed conversion price that was determined at the time of the two tranche closings, which were approximately $3.07 and $1.60 per share, respectively. The Company was required to issue make-whole shares to Optimus equal to 35% of the Series A Liquidation Value ($10,000 per share of Series A Preferred Stock) because the Series A Preferred Stock was redeemed prior the first anniversary of the issuance date.  On October 13, 2010, the Company filed a Certificate of Elimination with the Secretary of State of the State of Delaware effecting the elimination of the Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock.  No shares of Series A Preferred Stock remained outstanding as of December 31, 2010.

On March 14, 2011, the Company entered into an Amended and Restated Convertible Preferred Stock Purchase Agreement (the “Amended Optimus Purchase Agreement”) with Optimus. The Amended Optimus Purchase Agreement amended and restated the Optimus Purchase Agreement, and, among other things, specifically (i) replaced the Series A Preferred Stock issuable under the Purchase Agreement with Series C Preferred Stock with substantially similar terms, and (ii) reduced the maximum amount of preferred stock issuable to Optimus under the Optimus Purchase Agreement from $10 million to $8.7 million, of which $4.7 million was previously issued in 2009 as described above.

Under the terms of the Amended Optimus Purchase Agreement, from time to time and at the Company’s sole discretion, the Company could present Optimus with a notice to purchase shares of Series C Preferred Stock (the “Notice”). Optimus was obligated to purchase such Series C Preferred Stock on the twentieth trading day after any Notice date, subject to satisfaction of certain closing conditions, including (i) that the Company is listed for and trading on a trading market, such as the Nasdaq or the over the counter bulletin board, (ii) the representations and warranties of the Company set forth in the Amended Optimus Purchase Agreement are true and correct as if made on each tranche date, and (iii) that no such purchase would result in Optimus and its affiliates beneficially owning more than 9.99% of the Company’s common stock. In the event the closing bid price of the Company’s common stock during any one or more of the nineteen trading days following the delivery of a Notice were to fall below 75% of the closing bid price on the trading day prior to the Notice date and Optimus determined not to complete the tranche closing, then the Company could, at its option, proceed to issue some or all of the applicable shares, provided that the conversion price for the Preferred Stock that is issued would reset at the lowest closing bid price for such nineteen trading day period.

On March 14, 2011, the Company delivered a Notice to Optimus to sell 140 shares of Series C Preferred Stock for a purchase price of approximately $1.4 million. In support of this tranche, R & R loaned 2,729,452 shares, Mr. Silverman loaned 70,548 shares and William Caragol, the Company’s current chairman and chief executive officer, loaned 700,000 shares of Company common stock to Optimus (the “Loaned Shares”). On April 12, 2011, the tranche closed and the Company received proceeds of approximately $1.4 million, less $100,000 paid to Optimus to waive the requirement under the Amended Optimus Purchase Agreement that the conversion price of the Series C Preferred Stock issued in the tranche be reset at the lowest closing bid price for the nineteen trading days following the tranche notice date, which was March 14, 2011, due to the closing bid price of a share of the Company’s common stock falling below 75% during such nineteen trading day period.

POSITIVEID CORPORATION
Notes to Unaudited Condensed Consolidated Financial Statements

On October 12, 2011, R & R, Mr. Caragol and Mr. Silverman demanded the return of the Loaned Shares from Optimus. Also on October 12, 2011, the Company sent Optimus a notice of its election to convert all of the outstanding shares of Series C Preferred Stock into 3,500,000 shares of common stock. The conversion of the Series C Preferred Stock was determined by a fixed conversion price that was determined at the time of the tranche closing, which was approximately $0.40 per share. On October 17, 2011, Optimus failed to return the Loaned Shares within three trading days of the demand by R & R, Mr. Silverman and Mr. Caragol as required under the terms of the Amended Optimus Purchase Agreement. No shares of Series C Preferred Stock remained outstanding as of December 31, 2011.

On January 27, 2012, the Company issued an aggregate of 3,500,000 shares of common stock to R & R Consulting Partners, LLC, Mr. Silverman and Mr. Caragol in exchange for the Loaned Shares. The securities that were originally issued upon conversion remain outstanding but have no voting, dividend, distribution or other rights of common stockholders. Further, Optimus has indicated in a public filing the absence of beneficial ownership of the 3,500,000 shares of common stock.  The Company believes that, while the transfer agent has not yet cancelled the original 3,500,000 shares, no requirements exist that legally prevent such cancellation from being effectuated.

The Company believes that the transactions undertaken with Optimus as discussed herein were in compliance with applicable securities laws at the time of the financing transactions, including Section 5 of the Securities Act. If a violation did occur in connection with Optimus' resale of the common stock it received in connection with these financings, security holders who purchased these securities would have certain remedies available to them, including the right to rescind the purchase of those securities within the applicable statute of limitations, which under the Securities Act is one year commencing on the date of violation of the federal registration requirements. The Company believes that the federal statute of limitations on sales of shares of the Company’s common stock has expired for sales made under the 2009 Optimus transactions, and that the federal statute of limitations on sales of shares of the Company’s common stock will expire in 2012 for sales made under the March 2011 Optimus transaction. Statutes of limitations under state laws vary by state, with the limitation time period under many state statutes not typically beginning until the facts giving rise to a violation are known. The Company is applying a contingency accounting model in determining whether a liability exists for this matter. Under this model, the Company evaluates whether a violation of the applicable securities laws has occurred resulting in a rescission right and whether a claim for a potential violation will be asserted. The Company has determined that there is a remote likelihood as to whether a violation has occurred. If the Company were required to pay security holders for rescission of their purchase of such securities, it could have a material adverse effect on the Company’s financial condition and results of operations. The Company is not presently able to accurately determine an estimated amount for any potential rescission liability associated with the resale of the loaned shares by Optimus in the event that the transaction were to be found to violate Section 5 of the Securities Act as it does not have knowledge of the amount and timing of such resales, nor information regarding the state or states in which such resales may have occurred. The Company believes that the range of prices at which Optimus sold the loaned shares was between $0.50-$3.22 per share related to the 2009 Optimus transactions and between $0.11-$0.63 per share related to the 2011 Optimus transaction. No adjustment has been made in the accompanying condensed consolidated financial statements related to the outcome of this contingency.

Socius Financing

On April 28, 2010, the Company entered into a Preferred Stock Purchase Agreement (the “Socius Preferred Purchase Agreement”) with Socius Capital Group, LLC, doing business as Socius Technology Capital Group, LLC (“Socius Technology”) under which Socius Technology was committed to purchase up to $4.2 million in shares of non-convertible Series B Preferred Stock of the Company (the “Preferred Stock”) in one or more tranches (each a “Preferred Tranche”), at $10,000 per share. Under the terms of the Socius Preferred Purchase Agreement, from time to time and at the Company’s sole discretion, the Company could present Socius Technology with a notice to purchase such Preferred Stock (“Preferred Notice”). Socius Technology was obligated to purchase such Series B Preferred Stock on the third trading day after the Preferred Notice date, subject to satisfaction of certain closing conditions, including (i) that the Company’s common stock is listed and trading on a trading market, (ii) the representations and warranties of the Company set forth in the Socius Preferred Purchase Agreement are true and correct as if made on each Preferred Tranche date, and (iii) Socius Technology shall have received a commitment fee of $105,000 payable on the first tranche closing date (collectively, the “Closing Conditions”).

Commencing on the date of issuance of any such shares of Series B Preferred Stock, holders of Series B Preferred Stock were entitled to receive dividends on each outstanding share of Series B Preferred Stock, which accrues in shares of Series B Preferred Stock at a rate equal to 10% per annum from the date of issuance. Accrued dividends were to be payable upon redemption of the Series B Preferred Stock.

POSITIVEID CORPORATION
Notes to Unaudited Condensed Consolidated Financial Statements

On April 28, 2010, the Company also entered into a Stock Purchase Agreement (the “Socius Stock Agreement”) with Socius CG II, Ltd., a Bermuda exempted company (“Socius”) under which Socius was committed to purchase in connection with any Preferred Tranche, up to that number of shares of common stock equal in dollar amount to 100% of the applicable Preferred Tranche amount (the “Common Tranche”), at a per share price equal to the average of the individual daily volume weighted average price calculated over the ten trading days preceding the applicable tranche notice of the common stock on the date the Company provides notice of such tranche (the “Investment Price”). Under the Agreement, the Company also agreed to issue in connection with any Common Tranche, two-year warrants to purchase shares of common stock equal in dollar amount to 35% of the applicable Common Tranche, at an exercise price per share equal to the Investment Price.

Socius could pay the Investment Price for the common stock, at Socius’ option, in cash or a secured promissory note. Socius could pay the warrant exercise price, at Socius’ option, in cash, a secured promissory note, or, if applicable, by cashless exercise. The promissory note bears interest at 2.0% per year calculated on a simple interest basis. The entire principal balance and interest thereon was due and payable on the fourth anniversary of the date of the promissory note, but no payments were due so long as the Company was in default under the Socius Preferred Purchase Agreement or the warrants, or if there were any shares of Series B Preferred Stock issued or outstanding. The promissory note was secured by the borrower’s right, title and interest in all outstanding shares of the Company’s common stock and other securities with a fair market value equal to the principal amount of the promissory note. The Company’s right to deliver a tranche notice to Socius pursuant to the Agreement was subject to the Closing Conditions and also that no purchase would result in Socius and its affiliates beneficially owning more than 9.99% of the Company’s common stock. Unless the Company obtained stockholder approval or Socius obtained an opinion of counsel that stockholder approval was not required, Socius could not exercise a warrant if, as a result of such exercise, the aggregate number of shares of common stock issued upon exercise of all warrants it held plus the aggregate number of shares of common stock issued under the Socius Stock Agreement would exceed 19.99% of the Company’s outstanding common stock.

On April 29, 2010, the Company presented Socius Technology with a Preferred Notice to purchase $2.3 million of Series B Preferred Stock in a Preferred Tranche. Upon the closing of the Preferred Tranche, the Company issued 230 shares of Series B Preferred Stock. In connection with the Preferred Notice, the Company also presented Socius with a notice to purchase $2.3 million of common stock. The Company issued 1,716,417 shares of common stock at an Investment Price of $1.34 per share, paid in the form a secured promissory note, and warrants to purchase 600,746 shares of common stock to Socius, at an exercise price equal to the Investment Price of $1.34 per share, which warrants Socius exercised on April 29, 2010 and paid in the form of a secured promissory note. The promissory note was secured by the shares of Series B Preferred Stock issued to Socius.

On January 13, 2011, the Company presented Socius Technology with a Preferred Notice to purchase approximately $1.7 million of Series B Preferred Stock in a Preferred Tranche.  Upon the closing of the Preferred Tranche, the Company issued 168 shares of Series B Preferred Stock. In connection with the Preferred Notice the Company also presented Socius with a notice to purchase $1.7 million of common stock. The Company issued 2,434,783 shares of common stock at an Investment Price of $0.69 per share, paid in the form of a secured promissory note, and warrants to purchase 852,174 shares of common stock to Socius, at an exercise price equal to the Investment Price of $0.69 per share, which warrants Socius exercised on January 13, 2011 and paid in the form of a secured promissory note. The promissory note was secured by the shares of Series B Preferred Stock issued to Socius.

On January 28, 2011, the Company presented Socius Technology with a Preferred Notice to purchase approximately $0.2 million of Series B Preferred Stock in a Preferred Tranche.  Upon the closing of the Preferred Tranche, the Company issued 22 shares of Series B Preferred Stock. In connection with the Preferred Notice, the Company also presented Socius with a notice to purchase $0.2 million of common stock. The Company issued 285,714 shares of common stock at an Investment Price of $0.77 per share, paid in the form of a secured promissory note, and warrants to purchase 100,000 shares of common stock to Socius, at an exercise price equal to the Investment Price of $0.77 per share, which warrants Socius exercised on January 28, 2011 and paid in the form of a secured promissory note. The promissory note was secured by the shares of Series B Preferred Stock issued to Socius.

On May 11, 2011, the Company presented Socius with a notice of redemption of the 420 shares of Series B Preferred Stock held by Socius for a redemption price of $4.2 million and a premium for early redemption of $1.3 million. The consideration for the redemption was the cancelation of the promissory notes which were equal to the value of the Series B Preferred Stock held by Socius and any accrued dividends due and owing on the shares redeemed. On August 11, 2011, the Company filed a Certificate of Elimination with the Secretary of State of the State of Delaware effecting the elimination of the Certificate of Designation of Preferences, Rights and Limitations of Series B Preferred Stock.

POSITIVEID CORPORATION
Notes to Unaudited Condensed Consolidated Financial Statements

2011 Ironridge Financings

On July 27, 2011, the Company entered into a Preferred Stock Purchase Agreement (the “Series F Agreement”) with Ironridge Global III, LLC (“Ironridge Global”), under which Ironridge Global was committed to purchase for cash up to $1.5 million in shares of the Company’s redeemable, convertible Series F Preferred Stock (the “Series F Preferred Stock”) at $1,000 per share of Series F Preferred Stock.  The Series F Preferred Stock is convertible into shares of the Company’s common stock at the option of the holder at a fixed conversion price of $0.50 per common share. The conversion price if the Company elects to convert the Series F Preferred Stock is subject to adjustment based on the market price of the Company's common stock and any applicable early redemption price at the time the Company converts.

The Company may redeem the Series F Preferred Stock, for cash or by an offset against any outstanding note receivable from Ironridge Global to the Company, as follows. The Company may redeem any or all of the Series F Preferred Stock at any time after the seventh anniversary of the issuance date at the redemption price per share, equal to $1,000 per share of Series F Preferred Stock, plus any accrued but unpaid dividends with respect to such shares of Series F Preferred Stock (the “Series F Liquidation Value”).  Prior to the seventh anniversary of the issuance of the Series F Preferred Stock, the Company may redeem the shares at any time after six months from the issuance date at a make-whole price per share equal to the following with respect to such redeemed Series F Preferred Stock: (i) 149.99% of the Series F Liquidation Value if redeemed prior to the first anniversary of the issuance date, (ii) 141.6% of the Series F Liquidation Value if redeemed on or after the first anniversary but prior to the second anniversary of the issuance date, (iii) 133.6% of the Series F Liquidation Value if redeemed on or after the second anniversary but prior to the third anniversary of the issuance date,  (iv) 126.1% of the Series F Liquidation Value if redeemed on or after the third anniversary but prior to the fourth anniversary of the issuance date, (v) 119.0% of the Series F Liquidation Value if redeemed on or after the fourth anniversary but prior to the fifth anniversary of the issuance date, (vi) 112.3% of the Series F Liquidation Value if redeemed on or after the fifth anniversary but prior to the sixth anniversary of the issuance date, and  (vii) 106.0% of the Series F Liquidation Value if redeemed on or after the sixth anniversary but prior to the seventh anniversary of the issuance date.

Ironridge Global's obligation to purchase the Series F Preferred Stock was subject to satisfaction of certain closing conditions, including (i) that the Company’s common stock is listed and trading on a trading market, (ii) no uncured default exists under the Series F Agreement, (iii) the Company’s representations and warranties set forth in the Series F Agreement are true and correct in all material respects; and (iv) the trading price of the Company’s common stock has not fallen below 70% of the closing price on the trading day immediately before the date it announced that it entered into the Series F Agreement (the “Condition”).

Under the terms of the Series F Agreement, as amended on August 12, 2011 (the “Waiver”), and from time to time and at the Company’s sole discretion, the Company may present Ironridge Global with a notice to purchase such Series F Preferred Stock.  Upon receipt of a notice, Ironridge Global was obligated to purchase the Series F Preferred Stock in installments as follows: (i) $500,000 on August 15, 2011; (ii) $500,000 on the earlier of (1) 20 trading days after August 15, 2011 and (2) the number of trading days necessary for an aggregate of $2.0 million of the Company’s common stock to trade on the Nasdaq Capital Market; and (iii) $500,000 on the earlier of (1) 20 trading days after the closing of the second tranche above, (2) the number of trading days necessary for an aggregate of $2.0 million of the Company’s common stock to trade on the Nasdaq Capital Market subsequent to the closing of the second tranche above, and (3) September 26, 2011, with the requirement that cash for that tranche be received by the Company on or before September 30, 2011. On August 15, 2011, Ironridge funded the first $500,000 installment, pursuant to which the Company issued 500 shares of Series F Preferred Stock to Ironridge.

On September 16, 2011, the Company entered into a First Amendment to Preferred Stock Purchase Agreement (the “First Amendment”) with Ironridge Global, which superseded the Waiver. Pursuant to the First Amendment, Ironridge was obligated to purchase the Series F Preferred Stock in installments as follows: (1) 130 preferred shares on the trading day (“First Closing”) following the later of (i) 10 trading days after September 7, 2011 and (ii) the trading day that aggregate trading volume of the Company's common stock after September 7, 2011, as reported by Bloomberg, equals or exceeds $500,000; (2) 290 preferred shares on the trading day (“Second Closing”) the earlier of (i) 10 trading days after the First Closing and (ii) the trading day that aggregate trading volume of the Company's common stock after the First Closing, as reported by Bloomberg, equals or exceeds $1 million; (3) 290 preferred shares on the trading day (“Third Closing”) following the earlier of (i) 10 trading days after the Second Closing and (ii) the trading day that aggregate trading volume of the Company's common stock after the Second Closing, as reported by Bloomberg, equals or exceeds $1 million; and (4) 290 preferred shares on the trading day (“Fourth Closing”) following the earlier of (i) 10 trading days after the Third Closing and (ii) the trading day that aggregate trading volume of the Company's common stock after the Third Closing, as reported by Bloomberg, equals or exceeds $1 million (each of the First, Second, Third and Fourth Closings, a “Purchase Closing”). Each of the respective time periods between each Purchase Closing and the prior Purchase Closing shall be the respective “Calculation Period.”

POSITIVEID CORPORATION
Notes to Unaudited Condensed Consolidated Financial Statements

If the sole condition precedent to a Purchase Closing not satisfied is that the Condition is not met, the Company could, at its sole option, elect at any time to proceed with an alternate Purchase Closing, in which case, with respect to such Purchase Closing:

●	The Condition will not apply with respect to that Purchase Closing;

●
The Calculation Period will (i) commence on the trading day after Ironridge Global receives written notice of Company’s election, and (ii) exclude any trading day on which the Company’s common stock trades below $0.20 per share; and

●
The price per preferred share will be equal to the lesser of (a) $1,000, and (b) an amount equal to (i) $1,000, multiplied by (ii) 85% of the average of the daily volume-weighted average prices (the “VWAP”) during the Calculation Period, divided by (iii) $0.257.

Pursuant to the First Amendment, the price per preferred share with respect to the First Closing was equal to the lesser of: (a) $1,000; and (b) an amount, not below zero, equal to (i) $1,000, multiplied by (ii) 85% of the average of the VWAPs during the period between September 7, 2011 through the First Closing minus $0.20, divided by (iii) $0.057. The First Closing occurred on September 20, 2011, pursuant to which the Company issued 130 shares of Series F Preferred Stock to Ironridge for a nominal purchase price.

On November 14, 2011, the Second Closing occurred, pursuant to which the Company issued 290 shares of Series F Preferred Stock to Ironridge for a purchase price of approximately $193,000. On November 18, 2011, the Third Closing occurred, pursuant to which the Company issued 290 shares of Series F Preferred Stock to Ironridge for a purchase price of approximately $243,000. On December 5, 2011, the Fourth Closing occurred, pursuant to which the Company issued 290 shares of Series F Preferred Stock to Ironridge for a purchase price of approximately $188,000. Overall, the Company issued a total of 1,500 shares of Series F Preferred Stock to Ironridge under the Series F Agreement.

Through June 30, 2012, the Company had converted a total of 840 shares of Series F Preferred Stock, pursuant to which the Company issued a total of 21,059,929 shares of common stock to Ironridge. In connection with the conversions, the Company recorded a beneficial conversion dividend during the three and six months ended June 30, 2012 totaling approximately $2.9 million and $4.7 million, respectively, representing the excess of the fair value of the Company’s common stock at the date of issuance of the converted Series F Preferred Stock over the effective conversion rate, multiplied by the common shares issued upon conversion. Subsequent to June 30, 2012, the Company converted an additional 134 shares of Series F Preferred Stock, pursuant to which the Company has issued a total of 9,429,809 shares of common stock to Ironridge, and expects to issue an additional 3,112,225 shares of common stock.

On July 27, 2011, the Company also entered into a Common Stock Purchase Agreement (the “Common Stock Agreement”) with Ironridge Global Technology, a division of Ironridge Global IV, Ltd. (“Ironridge”), under which the Company could deliver a notice to Ironridge exercising its right to require Ironridge to purchase shares up to $2.5 million of its common stock at a price per share equal to $0.367.  The purchase price was equal to 102% of the per share closing bid price of the Company’s common stock as reported on the Nasdaq Capital Market on the trading day immediately before the date the Company announced that it entered into the Common Stock Agreement, which was July 27, 2011.

Ironridge could pay the purchase price for the shares, at Ironridge's option, in cash or a secured promissory note, except that at least $250,000 of the purchase price was required to be paid in cash. The promissory note bears interest at 1.6% per year calculated on a simple interest basis. The entire principal balance and interest thereon is due and payable seven and one-half years from the date of the promissory note, but no payments are due so long as the Company is in default under the Common Stock Agreement or the Series F Agreement or if there are any shares of Series F Preferred Stock issued or outstanding. The promissory note is secured by Ironridge's right, title and interest in all shares legally or beneficially owned by Ironridge or an affiliate, common stock and other securities with a fair market value equal to the principal amount of the promissory note.

POSITIVEID CORPORATION
Notes to Unaudited Condensed Consolidated Financial Statements

The Company’s right to deliver a tranche notice to Ironridge pursuant to the Common Stock Agreement was subject to satisfaction of certain closing conditions, including (i) that the Company’s common stock is listed and trading on a trading market, (ii) no uncured default exists under the Common Stock Agreement, and (iii) the Company’s representations and warranties set forth in the Common Stock Agreement are true and correct in all material respects.  The Company may not deliver a notice to Ironridge to purchase shares of its common stock if the total number of shares of common stock owned or deemed beneficially owned by Ironridge and its affiliates would result in Ironridge owning or being deemed to beneficially own more than 9.99% of all such common stock and other voting securities as would be outstanding on the date of exercise.

On July 28, 2011, the Company presented Ironridge with a notice to purchase $2.5 million of its common stock under the Common Stock Agreement.  Ironridge Global paid $250,000 in cash and the remaining $2.25 million in a promissory note, the terms of which are described above.  The Company issued an aggregate of 6,811,989 shares of its common stock to Ironridge in connection with the July 28, 2011 notice. No further shares may be sold under the Common Stock Agreement. In connection with the conversions of Series F Preferred Stock discussed above, a total of $1.2 million of the promissory note was repaid through June 30, 2012, and an additional $0.3 million has been repaid subsequent to June 30, 2012.

2012 Ironridge Financings

On January 13, 2012, the Company, entered into a Preferred Stock Purchase Agreement (the “Series H Agreement”) with Ironridge, under which Ironridge was committed to purchase for cash $500,000 in shares of the Company’s redeemable, convertible Series H Preferred Stock (the “Series H Preferred Stock”) at $1,000 per share of Series H Preferred Stock.

Each share of Series H Preferred Stock is convertible into shares of the Company’s common stock at any time by the holder at a conversion price of $0.15 per share. The Series H Preferred Stock will accrue dividends in the amount of 4.5% per annum, subject to increase if the closing price of the Company’s common stock falls below $0.125 per share, up to a maximum rate of 10% per annum. The dividends are payable quarterly, at the Company’s option, in cash or shares of the Company’s common stock. The holder of the Series H Preferred Stock may convert the Series H Preferred Stock into shares of the Company’s common stock at any time at an initial conversion price of $0.15 per share plus a make-whole adjustment equal to accrued but unpaid dividends and dividends that otherwise would be due through the tenth anniversary of the Series H Preferred Stock. The Company may convert the Series H Preferred Stock if the closing price of the Company’s common stock exceeds 200% of the conversion price, and certain other conditions are met. The holder will be prohibited, however, from converting the Series H Preferred Stock into shares of the Company’s common stock if, as a result of such conversion, the holder together with its affiliates, would own more than 9.99% of the total number of shares of the Company’s common stock then issued and outstanding.

The Company may redeem any or all of the Series H Preferred Stock for cash at any time after the tenth anniversary of the issuance date at the redemption price per share, equal to $1,000 per share of Series H Stock, plus any accrued but unpaid dividends with respect to such shares of Series H Preferred Stock (the “Series H Liquidation Value”). Prior to the tenth anniversary of the issuance of the Series H Stock, the Company may, at its option, redeem the shares at any time after the issuance date at a price per share equal to the Series H Liquidation Value plus the total cumulative amount of dividends that otherwise would have been payable through the tenth anniversary of the issuance date, less any dividends that have been paid.

Ironridge's obligation to purchase the Series H Preferred Stock was subject to satisfaction of certain closing conditions, including (i) that the Company’s common stock is listed for and trading on a trading market, (ii) no uncured default exists under the Series H Agreement, and (iii) the Company’s representations and warranties set forth in the Series H Agreement are true and correct in all material respects. On January 17, 2012, Ironridge funded the $500,000 purchase price, pursuant to which the Company issued 500 shares of Series H Preferred Stock to Ironridge. Through June 30, 2012, Ironridge had converted a total of 341 shares of Series H Preferred Stock, pursuant to which the Company issued a total of 3,803,667 shares of common stock to Ironridge. In connection with the conversions, the Company recorded a beneficial conversion dividend during the quarter ended March 31, 2012 totaling approximately $0.2 million, representing the excess of the fair value of the Company’s common stock at the date of issuance of the converted Series H Preferred Stock over the effective conversion rate, multiplied by the common shares issued upon conversion. Subsequent to June 30, 2012, Ironridge converted the remaining 159 shares of Series H Preferred Stock, pursuant to which the Company issued a total of 10,921,504 shares of common stock to Ironridge.

On July 12, 2012, the Company entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Ironridge whereby Ironridge agreed to purchase up to $10 million of shares of the Company’s common stock from time to time over a 24-month period. Under the terms of the Stock Purchase Agreement, Ironridge will not be obligated to purchase shares of the Company’s common stock unless and until certain conditions are met, including but not limited to the Company maintaining an effective Registration Statement (the “Registration Statement”) on Form S-1which registers Ironridge’s resale of any shares purchased by it under the facility, including the Commitment Fee Shares (as defined below). The customary terms and conditions associated with Ironridge’s registration rights are set forth in a Registration Rights Agreement that was also entered into by the parties on July 12, 2012 (the “Registration Rights Agreement”).

POSITIVEID CORPORATION
Notes to Unaudited Condensed Consolidated Financial Statements

On August 13, 2012, the Registration Statement was declared effective by the SEC. Fifteen (15) trading days after the Registration Statement effective date, the Company has the right to sell and issue to Ironridge, and Ironridge will be obligated to purchase from the Company, up to $10 million of shares of the Company’s common stock over a 24-month period beginning on such date (the “Commitment Period”). Ironridge will do continuous drawdowns of 2,000,000 shares under the facility until the Company sends a notice suspending the draw down notice. The draw down pricing period is the number of consecutive trading days necessary for 6,000,000 shares of the Company’s stock to trade. Only one draw down will be allowed in each draw down pricing period. The purchase price for the shares will be 90% of the average of the daily VWAP on each trading day during the draw down pricing period preceding such current draw down pricing period, not to exceed the arithmetic average of any three daily VWAPs during the draw down pricing period preceding such current draw down pricing period. For purposes of a recommencement following a suspension, the purchase price shall be the lower of the foregoing and the closing price of the Company’s common stock on the trading day prior to the recommencement date; and for purposes of the first draw down the purchase price shall mean the VWAP for the 15 consecutive trading days after the effective date of the Registration Statement. The Company will deliver the shares sold to Ironridge by the third trading day following the draw down pricing period. Ironridge is entitled to liquidated damages in connection with certain delays in the delivery of any draw down shares. The Stock Purchase Agreement also provides for a commitment fee to Ironridge of 3,000,000 shares of the Company’s common stock (the “Commitment Fee Shares”).

Conditions to Ironridge’s obligation to purchase shares including the following: trading in the Company’s common stock must not be suspended by the SEC or other applicable trading market; the Company must not have experienced a material adverse effect; all liquidated damages and other amounts owing to Ironridge must be paid in full; the Registration Statement must be effective with respect to Ironridge’s resale of all shares purchased under the facility; there must be a sufficient number of authorized but unissued shares of the Company’s common stock; and the issuance must not cause Ironridge to own more than 9.99% of the then outstanding shares of the Company’s common stock.

The Stock Purchase Agreement will terminate if the Company’s common stock is not listed on one of several specified trading markets (which include the NYSE AMEX, OTC Bulletin Board and Pink Sheets, among others) or if the Company files for protection from its creditors. The Company may terminate the Stock Purchase Agreement with three days’ notice if Ironridge fails to fund any properly noticed draw down with five trading days.

Under the Registration Rights Agreement the Company granted to Ironridge certain registration rights related to the shares issuable in accordance with the Stock Purchase Agreement. Under the Registration Rights Agreement, the Company agreed to prepare and file with the SEC one or more registration statements for the purpose of registering the resale of the maximum shares of common stock issuable pursuant to the Stock Purchase Agreement (the “Registrable Securities”). The Company filed the Registration Statement with the SEC on July 20, 2012, and the SEC declared the Registration Statement effective on August 13, 2012. The Company is also required to amend such registration statement or file with the SEC such additional registration statement(s) as necessary to allow the continued registered resale of all of the Registrable Securities.

On July 12, 2012, the Company also entered into a Purchase Agreement with Ironridge pursuant to which 500 shares of Series F Preferred Stock were issued to Ironridge. The Series F Preferred Stock was issued in satisfaction of any obligation of the Company to issue the Success Fee Shares provided for (and defined) in the Securities Purchase Agreement entered into between the Company and Ironridge dated January 13, 2012, which terminated on April 26, 2012.

Authorized Common Stock

As of December 31, 2011, the Company was authorized to issue 70 million shares of common stock, $0.01 par value. On January 27, 2012, the Company’s stockholders approved an increase in the number of authorized shares of common stock of the Company from 70 million shares to 175 million shares. On May 31, 2012, the Company’s stockholders approved a further increase in the number of authorized shares of common stock of the Company from 175 million shares to 470 million shares.

POSITIVEID CORPORATION
Notes to Unaudited Condensed Consolidated Financial Statements

5. Stock-Based Compensation

On August 26, 2011, as amended on May 31, 2012, the Company’s stockholders approved and adopted the PositiveID Corporation 2011 Stock Incentive Plan (the “2011 Plan”). The 2011 Plan provides for awards of incentive stock options, nonqualified stock options, restricted stock awards, performance units, performance shares, SARs and other stock-based awards to employees and consultants. Under the 2011 Plan, up to 25 million shares of common stock may be granted pursuant to awards.

A summary of option activity under the Company’s stock incentive plans as of June 30, 2012, and changes during the six months then ended is presented below (in thousands, except per share amounts):

	Number of Options	Weighted Average Exercise Price Per Share
Outstanding at January 1, 2012	4,149	$1.60
Granted	6,815	$0.04
Exercised	—	$—
Forfeited	(400)	$0.67
Outstanding at June 30, 2012	10,564	$0.63
Exercisable at June 30, 2012	3,249	$1.90

The Black-Scholes model, which the Company uses to determine compensation expense, requires the Company to make several key judgments including:

●	the value of the Company’s common stock;

●	the expected life of issued stock options;

●	the expected volatility of the Company’s stock price;

●	the expected dividend yield to be realized over the life of the stock option; and

●	the risk-free interest rate over the expected life of the stock options.

The Company’s computation of the expected life of issued stock options was determined based on historical experience of similar awards giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations about employees’ future length of service. The interest rate was based on the U.S. Treasury yield curve in effect at the time of grant. The computation of volatility was based on the historical volatility of the Company’s common stock.

A summary of restricted stock outstanding under the Company’s stock incentive plans as of June 30, 2012 and changes during the six months then ended is presented below (in thousands):

Unvested at January 1, 2012	4,540
Issued	3,768
Vested	(7,908)
Forfeited	—
Unvested at June 30, 2012	400

The Company recorded compensation expense related to stock options and restricted stock of approximately $170,000 and $759,000 for the three and six months ended June 30, 2012, respectively, and approximately $579,000 and $1,550,000 for the three and six months ended June 30, 2011, respectively.

 6. Income Taxes

The Company had an effective tax rate of nil for the three and six months ended June 30, 2012 and 2011. The Company incurred losses before taxes for the three and six months ended June 30, 2012 and 2011. However, it has not recorded a tax benefit for the resulting net operating loss carryforwards, as the Company has determined that a full valuation allowance against its net deferred tax assets was appropriate based primarily on its historical operating results.

POSITIVEID CORPORATION
Notes to Unaudited Condensed Consolidated Financial Statements

In July 2008, the Company completed the sale of all of the outstanding capital stock of Xmark to Stanley Canada Corporation (“Stanley”). In January 2010, Stanley received a notice from the Canadian Revenue Agency (“CRA”) that the CRA would be performing a review of Xmark’s Canadian tax returns for the periods 2005 through 2008. The Company has complied with all of Stanley’s information requests. This review covers all periods that the Company owned Xmark.

In February 2011, and as revised on November 9, 2011, Stanley received a notice from the CRA that the CRA completed its review of the Xmark returns and was questioning certain deductions attributable to allocations from related companies on the tax returns under review. In November and December 2011, the CRA and the Ministry of Revenue of the Province of Ontario issued notices of reassessment confirming the proposed adjustments. The total amount of the income tax reassessments for the 2006-2008 tax years, including both provincial and federal reassessments, plus interest, was approximately $1.4 million. In addition, on March 28, 2012 Stanley received assessments for withholding taxes on deemed dividend payments in respect of the disallowed management fees totaling approximately $0.2 million.

On January 20, 2012, the Company received an indemnification claim notice from Stanley related to the matter. The Company does not agree with the position taken by the CRA, and filed a formal appeal related to the matter on March 8, 2012. In connection with the filing of the appeal, Stanley was required to remit an upfront payment of a portion of the tax reassessment totaling approximately $950,000. The Company also filed a formal appeal related to the withholding tax assessments, pursuant to which Stanley was required to remit and upfront payment of approximately $220,000. The Company has agreed to repay Stanley for the upfront payments, plus interest at the rate of five percent per annum, in 24 equal monthly payments commencing on July 1, 2012. To the extent that the Company and Stanley reach a successful resolution of the matter through the appeals process, the upfront payment (or a portion thereof) will be returned to Stanley or the Company as applicable.  Based on the Company’s review of the correspondence and evaluation of the supporting detail, it does not believe that the ultimate resolution of this matter will have a material negative impact on the Company’s historical tax liabilities or results of operations. The Company had established an accrual of $400,000 for this contingency as of December 31, 2011, which management believes is adequate. In connection with the upfront payments made by Stanley, this accrual was reclassified to a liability to Stanley, and a prepaid tax advance to Stanley in the amount of $738,000 has been recorded as of June 30, 2012.

7. Legal Proceedings

The Company is a party to certain legal actions, as either plaintiff or defendant, arising in the ordinary course of business, none of which is expected to have a material adverse effect on the Company’s business, financial condition or results of operations. However, litigation is inherently unpredictable, and the costs and other effects of pending or future litigation, governmental investigations, legal and administrative cases and proceedings, whether civil or criminal, settlements, judgments and investigations, claims or charges in any such matters, and developments or assertions by or against the Company relating to the Company or to the Company’s intellectual property rights and intellectual property licenses could have a material adverse effect on the Company’s business, financial condition and operating results.

8.   Employment Contracts and Stock Compensation to Related Parties

On September 30, 2011, the Company entered into a First Amendment to Employment and Non-Compete Agreement (the “First Silverman Amendment”) with Mr. Silverman in connection with Mr. Silverman’s ceasing to be the Company’s Chief Executive Officer. The First Silverman Amendment amended the Employment and Non-Compete Agreement dated November 11, 2010 between the Company and Mr. Silverman and provided for, among other things, the issuance of restricted stock of the Company to Mr. Silverman in the aggregate amount of approximately $3.4 million (the “Restricted Stock”) in lieu of contractually-committed cash salary and bonus for 2012 through 2015. The Restricted Stock was to be issued based upon the average daily volume-weighted average price of the Company’s common stock for the five trading days preceding the date of the First Silverman Amendment. The Restricted Stock was subject to registration rights and price protection provisions, and was to be granted upon the earlier of (i) a reverse stock split or (ii) the receipt of stockholder approval to increase the number of authorized shares of common stock of the Company to at least 175 million shares. The Restricted Stock was price protected through the date on which the registration statement registering such shares becomes effective, such that if the value of the Restricted Stock at such time is less than the average daily volume-weighted average price of the Company’s common stock for the five trading days preceding the date of the First Silverman Amendment, additional shares will be issued to subsidize any shortfall. In connection with the execution of the First Silverman Amendment, a non-cash charge of approximately $3.4 million was recorded in the third quarter of 2011, for which a corresponding liability had been established in the accompanying condensed consolidated balance sheet as of December 31, 2011. On January 27, 2012, the Company issued the Restricted Stock to Mr. Silverman, totaling 18.1 million shares.

POSITIVEID CORPORATION
Notes to Unaudited Condensed Consolidated Financial Statements

On December 6, 2011, the Compensation Committee approved an Amended and Restated Employment, Consulting and Non-Compete Agreement (the “Amended and Restated Agreement”) between the Company and Mr. Silverman in connection with Mr. Silverman’s negotiated departure from the Board of Directors of the Company as of December 6, 2011 and his continued service as consultant to the Company until March 1, 2012. The Amended and Restated Agreement amends and restates the Employment and Non-Compete Agreement dated November 11, 2010 between the Company and Mr. Silverman and the First Silverman Amendment, and provides for, among other things, clarification of the terms of Mr. Silverman’s separation from the Company and continued vesting of Mr. Silverman’s unvested stock grants. The Company also granted Mr. Silverman a security interest in substantially all of the Company’s assets (the “Security Agreement”) until such time as the stock obligations under the Amended and Restated Agreement were fulfilled.

Under the Amended and Restated Agreement, the Company agreed to satisfy certain contractual obligations totaling approximately $462,000, which was recorded in accrued liabilities at December 31, 2011 (the “Contractual Obligations”), through the issuance of 2,468,118 shares of common stock from the 2011 Plan to Mr. Silverman (the “Contractual Obligations Stock”) on January 2, 2012. On January 2, 2012, the Company issued the Contractual Obligations Stock to Mr. Silverman. The Company filed a registration statement on Form S-1 for resale of the Restricted Stock (the “Registration Statement”) with the SEC on January 31, 2012, as amended on February 2, 2012 and as further amended on February 13, 2012.

On March 23, 2012, the Board of Directors approved a First Amendment to the Amended and Restated Agreement (the “First Amendment to Amended and Restated Employment Agreement”) between the Company and Mr. Silverman in connection with the elimination of any and all price protection provisions under the Amended and Restated Agreement and any other further registration rights obligations. Under the First Amendment to Amended and Restated Agreement, the Company agreed to issue 13.5 million shares of restricted stock of the Company to Mr. Silverman on March 23, 2012 (the “Price Protection Shares”). The Price Protection Shares were issued in order to (i) eliminate any and all price protection provisions under the Amended and Restated Agreement, including, but not limited to, any price protection provisions relating to a reverse stock split, and (ii) any further registration rights obligations.  The Price Protection Shares were included on a pre-effective amendment to the Registration Statement filed with the SEC on March 28, 2012, which Registration Statement went effective on April 10, 2012. Upon effectiveness of the Registration Statement, the Security Agreement terminated. In connection with the issuance of the Price Protection Shares, a non-cash charge of approximately $1.5 million was recorded in the fourth quarter of 2011, based on the fair value of the shares at the date of issuance and for which a corresponding liability had been established in the accompanying condensed consolidated balance sheet as of December 31, 2011.

On December 6, 2011, the Compensation Committee approved a First Amendment to Employment and Non-Compete Agreement (the “First Caragol Amendment”) between the Company and Mr. Caragol in connection with Mr. Caragol’s assumption of the position of Chairman of the Board of the Company effective December 6, 2011. The First Caragol Amendment amends the Employment and Non-Compete Agreement dated November 11, 2010, between the Company and Mr. Caragol and provides for, among other things, the elimination of any future guaranteed raises and bonuses, other than a 2011 bonus of $375,000 to be paid beginning January 1, 2012 in twelve (12) equal monthly payments. If in the reasonable discretion of the Board, the Company is unable to make the scheduled cash bonus payments, the Company shall have the option of (i) delaying payment(s), (ii) paying Mr. Caragol in restricted stock of the Company, or (iii) reaching some other mutually agreeable resolution with Mr. Caragol. The First Caragol Amendment obligates the Company to grant to Mr. Caragol an aggregate of 12.5 million shares of restricted stock over a four-year period as follows: (i) 2.5 million shares upon execution of the First Caragol Amendment, which shall vest on January 1, 2014, (ii) 2.5 million shares on January 1, 2012, which shall vest on January 1, 2015, (iii) 2.5 million shares on January 1, 2013, which shall vest on January 1, 2015, (iv) 2.5 million shares on January 1, 2014, which shall vest on January 1, 2016, and (v) 2.5 million shares on January 1, 2015, which shall vest on January 1, 2016. The Company and Mr. Caragol have agreed to delay the issuance of the first and second restricted share grants, for a total of 5 million shares, until the Company has available shares under a stock incentive plan. Stock compensation expense related to the first and second restricted share grants totaled approximately $86,000 and $172,000 for the three and six months ended June 30, 2012, respectively, and for which a total liability of approximately $187,000 has been reflected in the accompanying condensed consolidated balance sheet as of June 30, 2012.

POSITIVEID CORPORATION
Notes to Unaudited Condensed Consolidated Financial Statements

9.   Sale of Subsidiary to Related Party

On January 11, 2012, the Company contributed certain assets and liabilities related to its VeriChip business, as well as all of the assets and liabilities relating to its Health Link business, to its wholly-owned subsidiary, PositiveID Animal Health (“Animal Health”).  The Company had ceased actively marketing the VeriChip business in January 2008 and the Health Link business in September 2010.  The term “VeriChip business” does not include the GlucoChip or any product or application involving blood glucose detection or diabetes management.

On January 11, 2012, VeriTeQ Acquisition Corporation (“VeriTeQ”), which is owned and controlled by Mr. Silverman, purchased all of the outstanding capital stock of Animal Health in exchange for a secured promissory note in the amount of $200,000 (the “Note”) and 4 million shares of common stock of VeriTeQ representing a 10% ownership interest, to which no value was ascribed. The Note accrues interest at 5% per annum. Payments under the Note begin January 11, 2013 and are due and payable monthly, and the Note matures on January 11, 2015. The Note is secured by substantially all of the assets of Animal Health pursuant to a Security Agreement dated January 11, 2012. The Company has not recorded the Note or any accrued interest in its balance sheet as of June 30, 2012, and currently plans to recognize the $200,000 gain represented by the Note as the Note is collected.

In connection with the sale, the Company entered into a license agreement with VeriTeQ (the “License Agreement”) which grants VeriTeQ a license to utilize the Company’s bio-sensor implantable RFID patent for the purpose of designing and constructing, using, selling and offering to sell products or services related to the VeriChip business, but excluding the GlucoChip or any product or application involving blood glucose detection or diabetes management.  Pursuant to the License Agreement, the Company will receive royalties in the amount of 10% on all gross revenues arising out of or relating to VeriTeQ’s sale of products, whether by license or otherwise, specifically relating to the patent, and a royalty of 20% on gross revenues that are generated under the Development and Supply Agreement between the Company and Medical Components, Inc. (“Medcomp”) dated April 2, 2009. The Company’s right to the Medcomp royalty payments will terminate three years following written clearance by the FDA of the Medcomp product that incorporates the VeriChip product.

The Company also entered into a shared services agreement with VeriTeQ on January 11, 2012 (the “Shared Services Agreement”), pursuant to which the Company agreed to provide certain services to VeriTeQ in exchange for $30,000 per month.  The term of the Shared Services Agreement commenced on January 23, 2012. The first payment for such services is not payable until VeriTeQ receives gross proceeds of a financing of at least $500,000. The balance due from VeriTeQ under the Shared Services Agreement, including certain expenses paid by the Company on behalf of VeriTeQ, totaled approximately $160,000 as of May 31, 2012, which was not recorded in the Company’s balance sheet and was to be recorded on a cash basis as collected. On June 25, 2012, the Shared Services Agreement was amended, pursuant to which all amounts owed to the Company under the Shared Services Agreement as of May 31, 2012 were converted into 2,285,779 shares of common stock of VeriTeQ, to which no value was ascribed. In addition, effective June 1, 2012, the monthly charge for the shared services under the Shared Services Agreement was reduced from $30,000 to $12,000. Furthermore, on June 26, 2012, the License Agreement was amended pursuant to which the license was converted from a non-exclusive license to an exclusive license, subject to VeriTeQ meeting certain minimum royalty requirements as follows: 2013 - $400,000; 2014 - $800,000; and 2015 and thereafter - $1,600,000.

10.   Subsequent Events

On July 9, 2012, the Company issued a Secured Promissory Note (the “Note”) in the principal amount of $849,510 to Holland & Knight LLP (“Holland & Knight”), its external legal counsel, in support of amounts due and owing to Holland & Knight as of June 30, 2012. The Note is non-interest bearing, and principal on the Note is due and payable as soon as practicably possible by the Company. The Company has agreed to remit payment against the Note immediately upon each occurrence of any of the following events: (a) completion of an acquisition or disposition of any of the Company’s assets or stock or any of the Company’s subsidiaries’ assets or stock with gross proceeds in excess of $750,000, (b) completion of any financing with gross proceeds in excess of $1,500,000, (c) receipt of any revenue in excess of $750,000 from the licensing or development of any of the Company’s or the Company’s subsidiaries’ products, or (d) any liquidation or reorganization of the Company’s assets or liabilities. The amount of payment to be remitted by the Company shall equal one-third of the gross proceeds received by the Company upon each occurrence of any of the above events, until the principal is repaid in full. If the Company receives $3,000,000 in gross proceeds in any one financing or licensing arrangement, the entire Principal balance shall be paid in full.

The Note is secured by substantially all of the Company’s assets pursuant to a Security Agreement between the Company and Holland & Knight dated July 9, 2012.

POSITIVEID CORPORATION
Notes to Unaudited Condensed Consolidated Financial Statements

On August 14, 2012, the Company entered into a financing arrangement pursuant to which it may borrow up to $400,000 in convertible, unsecured debt, subject to certain conditions at the discretion of the lender. The debt is to be issued at an 11.25% discount, matures twelve months from the date funded, bears interest at a rate of 10% per annum, and is convertible at the option of the lender into shares of the Company’s common stock at the lesser of $0.02 per share or 75% of the lowest closing price in the 25 trading days prior to conversion. On August 15, 2012, the Company borrowed an initial $100,000 under the arrangement, in connection with which it issued to the lender immediately exercisable warrants to purchase 2,777,777 shares of common stock at an initial exercise price of $0.018 per share.

Special Note Regarding Forward-Looking Statements

This Quarterly Report on Form 10-Q contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect our current estimates, expectations and projections about our future results, performance, prospects and opportunities. Forward-looking statements include, without limitation, statements about our market opportunities, our business and growth strategies, our projected revenue and expense levels, possible future consolidated results of operations, the adequacy of our available cash resources, our financing plans, our competitive position and the effects of competition and the projected growth of the industries in which we operate, as well as the following statements:

●
the expectation that operating losses will continue through 2012, and that until we are able to achieve profits, we intend to continue to seek to access the capital markets to fund the development of our HealthID products;

●
that we seek to structure our research and development on a project basis to allow management of costs and results on a discreet short term project basis, the expectation that doing so may result in quarterly expenses that rise and fall depending on the underlying project status, and the expectation that this method of managing projects may allow us to minimize our firm fixed commitments at any given point in time;

●
that based on our review of the correspondence and evaluation of the supporting detail involving the Canada Revenue Agency audit, we do not believe that the ultimate resolution of this dispute will have a material negative impact on our historical tax liabilities or results of operations;

●	that we intend to continue to explore strategic acquisition opportunities of businesses that are complementary to ours;
●
that we intend to continue to access capital to provide funds to meet our working capital requirements for the near-term future and, if necessary, could reduce and/or delay certain discretionary research, development and related activities and costs;

●
that our ability to continue as a going concern is dependent upon our ability to obtain financing to fund the continued development of our HealthID products, the operations of MicroFluidic and working capital requirements;

●
that MicroFluidic is planning to pursue the Department of Homeland Security (“DHS”) third generation BioWatch program (for the development of networked, autonomous, bioagent detection system) of which DHS estimated the first contract period to be five years;

●	that we are currently evaluating strategic alternatives with respect to iglucose, including the possible sale or license of the technology; and
●
that we will receive royalties in the amount of ten percent on all gross revenues arising out of or relating to VeriTeQ’s sale of products, whether by license or otherwise, specifically relating to the United States Patent No. 7,125,382, “Embedded Bio Sensor System”, and a royalty of twenty percent on gross revenues generated under the Development and Supply Agreement between us and Medcomp dated April 2, 2009.

This Quarterly Report on Form 10-Q also contains forward-looking statements attributed to third parties relating to their estimates regarding the size of the future market for products and systems such as our products and systems, and the assumptions underlying such estimates. Forward-looking statements include all statements that are not historical facts and can be identified by forward-looking statements such as “may,” “might,” “should,” “could,” “will,” “intends,” “estimates,” “predicts,” “projects,” “potential,” “continue,” “believes,” “anticipates,” “plans,” “expects” and similar expressions. Forward-looking statements are only predictions based on our current expectations and projections, or those of third parties, about future events and involve risks and uncertainties.

Although we believe that the expectations reflected in the forward-looking statements contained in this Quarterly Report on Form 10-Q are based upon reasonable assumptions, no assurance can be given that such expectations will be attained or that any deviations will not be material. In light of these risks, uncertainties and assumptions, the forward-looking statements, events and circumstances discussed in this Quarterly Report on Form 10-Q may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Important factors that could cause our actual results, level of performance or achievements to differ materially from those expressed or forecasted in, or implied by, the forward-looking statements we make in this Quarterly Report on Form 10-Q are discussed under “Item 1A. Risk Factors” and elsewhere in our Annual Report on Form 10-K/A for the year ended December 31, 2011 and include:

●	our ability to successfully consider, review, and if appropriate, implement other strategic opportunities;
●	our expectation that we will incur losses, on a consolidated basis, for the foreseeable future;
●
our ability to fund our operations and continued development of our products, including the GlucoChip glucose-sensing microchip, the Easy Check breath glucose detection system and the iglucose wireless communication system, and the operations of our subsidiary, MicroFluidic Systems;

●	our ability to obtain and maximize the amount of capital that we will have available to pursue business opportunities in the healthcare sector;
●
our ability to successfully develop and commercialize the Easy Check breath glucose detection system and the iglucose wireless communication device and the glucose-sensing microchip, and the market acceptance of these devices;

●
our ability to obtain patents on our products, including the Easy Check breath glucose detection system and the iglucose wireless communication device, the validity, scope and enforceability of our patents, and the protection afforded by our patents;

●	the potential for costly product liability claims and claims that our products infringe the intellectual property rights of others;
●	our ability to comply with current and future regulations relating to our businesses;
●	the potential for patent infringement claims to be brought against us asserting that we are violating another party’s intellectual property rights;
●	our ability to complete Phase III of the glucose-sensing microchip development program;
●	our ability to be awarded government contracts on which MicroFluidic Systems bids;
●	our ability to integrate the business of MicroFluidic Systems;
●	our ability to establish and maintain proper and effective internal accounting and financial controls;
●	our ability to receive royalties under the License Agreement with VeriTeQ; and
●	our ability to receive payments from the Shared Services Agreement with VeriTeQ.

You should not place undue reliance on any forward-looking statements. In addition, past financial or operating performance is not necessarily a reliable indicator of future performance, and you should not use our historical performance to anticipate future results or future period trends. Except as otherwise required by federal securities laws, we disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained in this Quarterly Report on Form 10-Q to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based. All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements included in this Quarterly Report on Form 10-Q and under the section entitled “Risk Factors” in our Annual Report on Form 10-K/A for the year ended December 31, 2011. These are factors that could cause our actual results to differ materially from expected results. Other factors besides those listed could also adversely affect us.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the accompanying financial statements and related notes included in Item 1 of this Quarterly Report on Form 10-Q as well as our Annual Report on Form 10-K/A for the year ended December 31, 2011.

Overview

We have historically developed, marketed and sold RFID systems used for the identification of people in the healthcare market.  Beginning in early 2011, we have focused our strategy on the growth of our HealthID business, including the continued development of our GlucoChip, our Easy Check breath glucose detection device, our iglucose wireless communication system, and potential strategic acquisition opportunities of businesses that are complementary to our HealthID business.

In May 2011 and consistent with this strategy, we acquired MicroFluidic Systems (“MicroFluidic”), pursuant to which MicroFluidic became our wholly-owned subsidiary.  MicroFluidic specializes in the production of automated instruments for a wide range of applications in the detection and processing of biological samples, ranging from rapid medical testing to airborne pathogen detection for homeland security. MicroFluidic’s substantial portfolio of intellectual property related to sample preparation and rapid medical testing applications are complementary to our portfolio of virus detection and diabetes management products. Since its inception, MicroFluidic has received over $45 million in U.S. Government contracts, primarily from DHS. Since our acquisition of MicroFluidic, we have submitted, and are in the process of submitting, bids on various potential U.S. Government contracts, and are planning to pursue the DHS’s third generation BioWatch program (for the development of networked, autonomous, bioagent detection systems).  DHS has estimated the first contract period to be five years and has projected the request for proposal for this program will be issued during the fourth quarter of 2012.

HealthID Business

Our HealthID business is comprised of our MicroFluidic subsidiary and our diabetes management products: (1) the GlucoChip, a glucose-sensing microchip, based on our proprietary intellectual property which is being developed in conjunction with Receptors LLC, or Receptors, (2) iglucose, a stand-alone, self-contained unit that automatically queries a diabetic user’s data-capable glucometer for blood glucose data and sends that data via machine-to-machine technology to the iglucose online database, and (3) Easy Check, a non-invasive breath glucose detection system, based on the correlation of acetone in exhaled breath to blood glucose levels.

In July 2011, we submitted a 510(k) pre-market notification application for our iglucose wireless communication system to the FDA. In November 2011, we obtained FDA clearance for iglucose. In the first quarter of 2012, we launched initial deployments of iglucose through trial programs with a leading health insurer and two other healthcare companies and began taking pre-orders for iglucose from consumers. We are currently evaluating strategic alternatives with respect to iglucose, including the possible sale or license of the technology.

Through the end of 2011, our HealthID business also included the VeriMed system, which uses an implantable passive RFID microchip that is used in patient identification applications. Each implantable microchip contains a unique verification number that is read when it is scanned by our scanner. In October 2004, the FDA cleared our VeriMed system for use in medical applications in the United States. We had not actively marketed the VeriMed system since early 2008.

On January 11, 2012, we contributed certain assets and liabilities related to the VeriChip business, as well as all of our assets and liabilities relating to our Health Link business, which is a patient-controlled, online repository to store personal health information, to our wholly-owned subsidiary Animal Health.  We ceased actively marketing the VeriChip business in January 2008 and the Health Link business in September 2010. The term “VeriChip business” does not include the GlucoChip or any product or application involving blood glucose detection or diabetes management.

On January 11, 2012, VeriTeQ, which is owned and controlled by Scott Silverman, our former chairman and chief executive officer, purchased all of the outstanding capital stock of Animal Health in exchange for a secured promissory note in the amount of $200,000 and 4 million shares of common stock of VeriTeQ representing a 10% ownership interest.  In connection with the sale, we entered into the License Agreement with VeriTeQ dated January 11, 2012, which grants VeriTeQ a license to utilize our bio-sensor implantable RFID device that is protected under United States Patent No. 7,125,382, “Embedded Bio Sensor System,” for the purpose of designing and constructing, using, selling and offering to sell products or services related to the VeriChip business, but excluding the GlucoChip or any product or application involving blood glucose detection or diabetes management.  We will receive royalties in the amount of 10% on all gross revenues arising out of or relating to VeriTeQ’s sale of products, whether by license or otherwise, specifically relating to the patent, and a royalty of 20% on gross revenues that are generated under the Development and Supply Agreement between us and Medcomp, dated April 2, 2009.  Our right to the Medcomp royalty payments terminates three years following written clearance by the United States Food and Drug Administration of the Medcomp product that incorporates the VeriChip product. We have not recorded the promissory note received from VeriTeQ in our balance sheet and currently plan to recognize the $200,000 gain represented by the note as the note is collected.

On June 26, 2012, the License Agreement was amended pursuant to which the license was converted from a non-exclusive license to an exclusive license, subject to VeriTeQ meeting certain minimum royalty requirements as follows: 2013 - $400,000; 2014 - $800,000; and 2015 and thereafter - $1,600,000.

ID Security Business

 Our ID Security business included our Identity Security suite of products, sold through the NationalCreditReport.com brand and our Health Link PHR business. We acquired the NationalCreditReport.com business in conjunction with the acquisition of Steel Vault in November 2009. NationalCreditReport.com offered consumers a variety of identity security products and services primarily on a subscription basis. These services helped consumers protect themselves against identity theft or fraud and understand and monitor their credit profiles and other personal information, which included credit reports, credit monitoring and credit scores. Beginning in early 2011, we ceased acquiring new subscribers to the identity security and credit reporting businesses, and on July 22, 2011, we completed the sale of the identity security and credit reporting business for total consideration of $750,000.

As a result of our sale of the NationalCreditReport.com business in July 2011, we now operate in one segment and are not currently generating revenue.

Results of Operations

Overview

In connection with our decision to sell the NationalCreditReport.com business in the second quarter of 2011, we have presented its results of operations as discontinued operations in our condensed consolidated statements of operations for all periods presented in this Quarterly Report on Form 10-Q. Since the sale of NationalCreditReport.com, we are not currently generating revenue.

Three Months Ended June 30, 2012 Compared to Three Months Ended June 30, 2011

Revenue and Gross Profit

We reported no revenue or gross profit from continuing operations for the three months ended June 30, 2012 and 2011. Until one or more of the products under development in our HealthID segment is successfully brought to market, we do not anticipate generating significant revenue or gross profit. Further, MicroFluidic reported no revenue or gross profit during the period from the date of our acquisition of MicroFluidic on May 23, 2011 through June 30, 2012 as it had no active contracts during this period. MicroFluidic has submitted, or is the process of submitting, bids on various potential new U.S. Government contracts; however, there can be no assurance that we will be successful in obtaining any such new or other contracts.

Selling, General and Administrative Expense

Selling, general and administrative expense consists primarily of compensation for employees in executive, sales, marketing and operational functions, including finance and accounting and corporate development, and also including stock-based compensation. Other significant costs include depreciation and amortization, professional fees for accounting and legal services, consulting fees and facilities costs.

Selling, general and administrative expense decreased by approximately $1.4 million, or 43%, for the three months ended June 30, 2012 compared to the three months ended June 30, 2011. The decrease was primarily attributable to approximately $0.6 million of direct costs related to the MicroFluidic acquisition in the 2011 period and a decrease in stock-based compensation and payroll expense during the 2012 period.

Stock-based compensation included in selling, general and administrative expense totaled approximately $0.2 million and $0.6 million for the three months ended June 30, 2012 and 2011, respectively.

Research and Development Expense

Our research and development expense consists primarily of costs associated with various projects, including testing, developing prototypes and related expenses. Our research and development costs include payments to our project partners and acquisition of in-process research and development.  We seek to structure our research and development on a project basis to allow the management of costs and results on a discreet, short-term project basis.  This may result in quarterly expenses that rise and fall depending on the underlying project status.  We expect this method of managing projects to allow us to minimize our firm fixed commitments at any given point in time. Research and development expense totaled approximately $0.1 million for each of the three months ended June 30, 2012 and 2011.

Loss from Discontinued Operations

Loss from discontinued operations relates to the NationalCreditReport.com business sold in July 2011, and totaled approximately $0.3 million for the three months ended June 30, 2011. Historical revenue related to the NationalCreditReport.com business and included in income from discontinued operations for the three months ended June 30, 2011 totaled approximately $0.4 million.

In connection with the decision to sell the NationalCreditReport.com business, the carrying value of the subsidiary’s net assets was written down to their estimated fair value, determined based upon the proceeds realized upon the sale in July 2011. As a result, an impairment of the carrying value of intangible assets of approximately $0.6 million was recognized during the quarter ended June 30, 2011 and is included in the loss from discontinued operations for the three months ended June 30, 2011.

Six Months Ended June 30, 2012 Compared to Six Months Ended June 30, 2011

Revenue and Gross Profit

We reported no revenue or gross profit from continuing operations for the six months ended June 30, 2012 and 2011. Until one or more of the products under development in our HealthID segment is successfully brought to market, we do not anticipate generating significant revenue or gross profit. Further, MicroFluidic reported no revenue or gross profit during the period from the date of our acquisition of MicroFluidic on May 23, 2011 through June 30, 2012 as it had no active contracts during this period. MicroFluidic has submitted, or is the process of submitting, bids on various potential new U.S. Government contracts; however, there can be no assurance that we will be successful in obtaining any such new or other contracts.

Selling, General and Administrative Expense

Selling, general and administrative expense consists primarily of compensation for employees in executive, sales, marketing and operational functions, including finance and accounting and corporate development, and also including stock-based compensation. Other significant costs include depreciation and amortization, professional fees for accounting and legal services, consulting fees and facilities costs.

Selling, general and administrative expense decreased by approximately $1.2 million, or 22%, for the six months ended June 30, 2012 compared to the six months ended June 30, 2011. The decrease was primarily attributable to approximately $0.6 million of direct costs related to the MicroFluidic acquisition in the 2011 period and a decrease in stock-based compensation during the 2012 period.

Stock-based compensation included in selling, general and administrative expense totaled approximately $0.8 million and $1.4 million for the six months ended June 30, 2012 and 2011, respectively.

Research and Development Expense

Our research and development expense consists primarily of costs associated with various projects, including testing, developing prototypes and related expenses. Our research and development costs include payments to our project partners and acquisition of in-process research and development.  We seek to structure our research and development on a project basis to allow the management of costs and results on a discreet, short-term project basis.  This may result in quarterly expenses that rise and fall depending on the underlying project status.  We expect this method of managing projects to allow us to minimize our firm fixed commitments at any given point in time.

Research and development expense totaled approximately $0.2 million for the six months ended June 30, 2012 compared to approximately $0.5 million for the six months ended June 30, 2011. The decrease was primarily attributable to a decrease in stock-based compensation to consultants and our research and development project partners and a decrease in expensed in-process research and development.

Stock-based compensation included in research and development expense totaled nil and approximately $0.2 million for the six months ended June 30, 2012 and 2011, respectively.

Loss from Discontinued Operations

Loss from discontinued operations relates to the NationalCreditReport.com business sold in July 2011, and totaled approximately $0.1 million for the six months ended June 30, 2011. Historical revenue related to the NationalCreditReport.com business and included in income from discontinued operations for the six months ended June 30, 2011 totaled approximately $0.9 million.

In connection with the decision to sell the NationalCreditReport.com business, the carrying value of the subsidiary’s net assets was written down to their estimated fair value, determined based upon the proceeds realized upon the sale in July 2011. As a result, an impairment of the carrying value of intangible assets of approximately $0.6 million was recognized during the quarter ended June 30, 2011 and is included in the loss from discontinued operations for the six months ended June 30, 2011.

Liquidity and Capital Resources

As of June 30, 2012, cash and cash equivalents totaled approximately $246,000 compared to cash and cash equivalents of approximately $28,000 at December 31, 2011.

Cash Flows from Operating Activities

Net cash used in operating activities totaled approximately $1.3 million and $3.7 million during the six months ended June 30, 2012 and 2011, respectively, primarily to fund operating losses, offset by an approximately $1.9 million increase in accounts payable and accrued expenses in the 2012 period. Net cash used in discontinued operations was approximately $0.5 million during the six months ended June 30, 2011.

Cash Flows from Investing Activities

Investing activities used cash of approximately $38,000 during the six months ended June 30, 2011, primarily related to net cash paid in connection with the acquisition of MicroFluidic. Net cash used in the purchase of equipment was not significant for the six months ended June 30, 2012 or 2011.

Cash Flows from Financing Activities

Financing activities provided cash of approximately $1.5 million and $3.1 million during the six months ended June 30, 2012 and 2011, respectively, primarily related to proceeds from the issuance of preferred stock under the Socius financing agreement in the 2011 period, and from the issuance of Series H Preferred Stock to Ironridge and conversion of Series F Preferred Stock and related repayment of the Ironridge note receivable in the 2012 period.

Financial Condition

As of June 30, 2012, we had a working capital deficiency of approximately $3.9 million and an accumulated deficit of approximately $95 million, compared to working capital deficiency of approximately $2.7 million and an accumulated deficit of approximately $86 million as of December 31, 2011. We have incurred operating losses prior to and since the merger that created PositiveID. The current operating losses are the result of selling, general and administrative expenses and research and development expenses. We expect our operating losses to continue through at least the remainder of 2012.

Our ability to continue as a going concern is dependent upon our ability to obtain financing to fund the continued development of our HealthID products, the operations of MicroFluidic, and working capital requirements. Until we are able to achieve operating profits, we will continue to seek to access the capital markets.  Since December 31, 2010, we have raised approximately $3.3 million under the Socius and Optimus financing facilities. In July 2011, we executed an equity financing with Ironridge that to date has provided net funding of approximately $2.5 million. In January 2012 we raised approximately $0.4 million from the sale of preferred stock to Ironridge. Additionally, in July 2012 we entered into financing facility with Ironridge that, subject to certain conditions, may provide us with funding of up to $10 million over a 24-month period. The Ironridge financing facility is subject to certain conditions being met, including but not limited to us maintaining an effective registration statement which registers Ironridge’s resale of any shares purchased by it under the facility, and the amount of funding available under the facility overall is largely dependent upon our stock price and trading volume. Based on our current monthly cash burn of approximately $0.3 million and assuming we generate no revenue or operating profits, we require additional funding of approximately $3.5 million to continue operations at current levels for the next twelve months.

In July 2008, we completed the sale of all of the outstanding capital stock of Xmark to Stanley Canada Corporation (“Stanley”). In January 2010, Stanley received a notice from the Canadian Revenue Agency (“CRA”) that the CRA would be performing a review of Xmark’s Canadian tax returns for the periods 2005 through 2008, which covers all periods that we owned Xmark. In February 2011, and as revised on November 9, 2011, Stanley received a notice from the CRA that the CRA completed its review of the Xmark returns and was questioning certain deductions attributable to allocations from related companies on the tax returns under review. In November and December 2011, the CRA and the Ministry of Revenue of the Province of Ontario issued notices of reassessment confirming the proposed adjustments. The total amount of the income tax reassessments for the 2006-2008 tax years, including both provincial and federal reassessments, plus interest, was approximately $1.4 million. In addition, on March 28, 2012 Stanley received assessments for withholding taxes on deemed dividend payments in respect of the disallowed management fees totaling approximately $0.2 million.

On January 20, 2012, we received an indemnification claim notice from Stanley related to the matter. We do not agree with the position taken by the CRA, and filed a formal appeal related to the matter on March 8, 2012. In connection with the filing of the appeal, Stanley was required to remit an upfront payment of a portion of the tax reassessment totaling approximately $950,000. We also filed a formal appeal related to the withholding tax assessments, pursuant to which Stanley was required to remit and upfront payment of approximately $220,000. We have agreed to repay Stanley for the upfront payments, plus interest at the rate of five percent per annum, in 24 equal monthly payments beginning on July 1, 2012. To the extent that we and Stanley reach a successful resolution of the matter through the appeals process, the upfront payment (or a portion thereof) will be returned to Stanley or us as applicable.  Based on our review of the correspondence and evaluation of the supporting detail, we do not believe that the ultimate resolution of this matter will have a material negative impact on our historical tax liabilities or results of operations.

On August 31, 2011 we received notification that our stock was being delisted from the Nasdaq Capital Market (“Nasdaq”) and on September 1, 2011 our stock began trading on the OTC Bulletin Board. The delisting from Nasdaq could adversely affect the market liquidity of our common stock and harm the business and may hinder or delay our ability to consummate potential strategic transactions or investments. Such delisting could also adversely affect our ability to obtain financing for the continuation of our operations and could result in the loss of confidence by investors, suppliers and employees.

On July 9, 2012, we issued a Secured Promissory Note (the “Note”) in the principal amount of $849,510 to Holland & Knight LLP (“Holland & Knight”), our external legal counsel, in support of amounts due and owing to Holland & Knight as of June 30, 2012. The Note is non-interest bearing, and principal on the Note is due and payable as soon as practicably possible by us. We have agreed to remit payment against the Note immediately upon each occurrence of any of the following events: (a) completion of an acquisition or disposition of any of our assets or stock or any of our subsidiaries’ assets or stock with gross proceeds in excess of $750,000, (b) completion of any financing with gross proceeds in excess of $1,500,000, (c) receipt of any revenue in excess of $750,000 from the licensing or development of any of our or our subsidiaries’ products, or (d) any liquidation or reorganization of our assets or liabilities. The amount of payment to be remitted by us shall equal one-third of the gross proceeds received by us upon each occurrence of any of the above events, until the principal is repaid in full. If we receive $3,000,000 in gross proceeds in any one financing or licensing arrangement, the entire Principal balance shall be paid in full.

The Note is secured by substantially all of our assets pursuant to a Security Agreement between us and Holland & Knight dated July 9, 2012.

On August 14, 2012, we entered into a financing arrangement pursuant to which we may borrow up to $400,000 in convertible, unsecured debt, subject to certain conditions at the discretion of the lender. The debt is to be issued at an 11.25% discount, matures twelve months from the date funded, bears interest at a rate of 10% per annum, and is convertible at the option of the lender into shares of our common stock at the lesser of $0.02 per share or 75% of the lowest closing price in the 25 trading days prior to conversion. On August 15, 2012, we borrowed an initial $100,000 under the arrangement.

These conditions raise substantial doubt about our ability to continue as a going concern. We intend to continue to access capital to provide funds to meet our working capital requirements for the near-term future. In addition and if necessary, we could reduce and/or delay certain discretionary research, development and related activities and costs. However, there can be no assurances that we will be able to derive sufficient funding or be successful in negotiating additional sources of equity or credit for our long-term capital needs.  Our inability to have access to such financing at reasonable costs could materially and adversely impact our financial condition, results of operations and cash flows, and result in significant dilution to our existing stockholders. Our condensed consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

As a “Smaller Reporting Company,” we are not required to provide the information required by this item.

Item 4. Controls and Procedures.

Disclosure Controls and Procedures

Evaluation of Disclosure Controls. We evaluated the effectiveness of the design and operation of our “disclosure controls and procedures” as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as of June 30, 2012. This evaluation (the “disclosure controls evaluation”) was done under the supervision and with the participation of management, including the person(s) performing the function of our chief executive officer (“CEO”) and chief financial officer (“CFO”). Rules adopted by the SEC require that in this section of our Quarterly Report on Form 10-Q we present the conclusions of the CEO and CFO about the effectiveness of our disclosure controls and procedures as of June 30, 2012 based on the disclosure controls evaluation.

Objective of Controls. Our disclosure controls and procedures are designed so that information required to be disclosed in our reports filed under the Exchange Act, such as this Quarterly Report on Form 10-Q, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Our disclosure controls and procedures are also intended to ensure that such information is accumulated and communicated to our management, including the CEO and CFO, as appropriate to allow timely decisions regarding required disclosure. There are inherent limitations to the effectiveness of any system of disclosure controls and procedures, including the possibility of human error and the circumvention or overriding of the controls and procedures. Accordingly, even effective disclosure controls and procedures can only provide reasonable assurance of achieving their control objectives, and management necessarily is required to use its judgment in evaluating the cost-benefit relationship of possible disclosure controls and procedures.

Conclusion. Based upon the disclosure controls evaluation, our CEO and CFO have concluded that, as of June 30, 2012, our disclosure controls and procedures were effective to provide reasonable assurance that the foregoing objectives are achieved.

Changes in Internal Control Over Financial Reporting

There were no changes in our internal control over financial reporting identified in connection with the evaluation required by paragraph (d) of Rule 13a-15 under the Exchange Act that occurred during the quarter ended June 30, 2012 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II — OTHER INFORMATION

Item 1. Legal Proceedings.

We are a party to certain legal actions, as either plaintiff or defendant, arising in the ordinary course of business, none of which is expected to have a material adverse effect on our business, financial condition or results of operations. However, litigation is inherently unpredictable, and the costs and other effects of pending or future litigation, governmental investigations, legal and administrative cases and proceedings, whether civil or criminal, settlements, judgments and investigations, claims or charges in any such matters, and developments or assertions by or against us relating to the Company or to our intellectual property rights and intellectual property licenses could have a material adverse effect on our business, financial condition and operating results.

Item 1A. Risk Factors.

Item 1A to Part I of our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2011 includes a detailed discussion of risk factors that could materially affect our business, financial condition or future results.

Item 2. Unregistered Sale of Equity Securities.

During the three months ended June 30, 2012, we issued shares of our common stock that were not registered under the Securities Act of 1933, as amended, and were not previously disclosed in a Current Report on Form 8-K as follows:

1)	On April 2, 2012, we issued 300,000 shares of our common stock to Optin Resource, Inc. in connection with the execution of a professional services engagement agreement.

2)	On June 25, 2012, we issued 300,000 shares of our common stock to Evergreen Marketing, Inc. in connection with the execution of a professional services engagement agreement.

The shares of common stock described in this Item 2 were issued without registration in reliance upon the exemption provided, among others, by Section 4(2) of the Securities Act of 1933, as amended, as a transaction not involving any public offering.

Item 5. Other Information.

            None.

Item 6. Exhibits.

We have listed the exhibits by numbers corresponding to the Exhibit Table of Item 601 in Regulation S-K on the Exhibit list attached to this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POSITIVEID CORPORATION (Registrant)

Date: August 20, 2012	By:	/s/ Bryan D. Happ
Bryan D. Happ
Chief Financial Officer (Duly Authorized Officer and Principal Financial Officer)

Exhibit Index

Exhibit
Number		Description
3.1
Second Amended and Restated Certificate of Incorporation of PositiveID Corporation filed with the Secretary of State of Delaware on December 18, 2006, as amended on November 10, 2009, January 27, 2012 and May 31, 2012 (1)

3.2		Amended and Restated By-laws of PositiveID Corporation adopted as of December 12, 2005, as amended on March 16, 2010 (2)
4.1		Form of Specimen Common Stock Certificate (2)
10.1		Letter Agreement, dated May 30, 2012, between PositiveID Corporation and Stanley Black & Decker, Inc. (1)
10.2		Securities Purchase Agreement, dated June 4, 2012, between PositiveID Corporation and the investors named therein (1)
10.3		Registration Rights Agreement, dated June 4, 2012, between the PositiveID Corporation and the investors named therein (1)
10.4		Stock Purchase Agreement, dated July 12, 2012, between PositiveID Corporation and Ironridge Technology Co. (3)
10.5		Registration Rights Agreement, dated July 12, 2012, between PositiveID Corporation and Ironridge Technology Co. (3)
10.6	*	Amendment to Shared Services Agreement, dated June 25, 2012, between PositiveID Corporation and VeriTeQ Acquisition Corporation
10.7	*	Amendment to License Agreement, dated June 26, 2012, between PositiveID Corporation and VeriTeQ Acquisition Corporation
10.8	*	Secured Promissory Note, dated July 9, 2012, between PositiveID Corporation and Holland & Knight LLP
10.9	*	Security Agreement, dated July 9, 2012, between PositiveID Corporation and Holland & Knight LLP
10.10	*	Purchase Agreement, dated July 12, 2012, between PositiveID Corporation and Ironridge Technology Co.
10.11	*	Amendment No. 1 to Preferred Stock Purchase Agreement, dated July 12, 2012, between PositiveID Corporation and Ironridge Global III, LLC
31.1	*	Certification by Chief Executive Officer, pursuant to Exchange Act Rules 13A-14(a) and 15d-14(a)
31.2	*	Certification by Chief Financial Officer, pursuant to Exchange Act Rules 13A-14(a) and 15d-14(a)
32.1	*	Certification Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
101.INS	**	XBRL Instance Document
101.SCH	**	XBRL Taxonomy Extension Schema Document
101.CAL	**	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	**	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	**	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	**	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith.
**
XBRL Interactive Data Files with detailed tagging will be filed by amendment to this Quarterly Report on Form 10-Q within 30 days of the original filing deadline of this Quarterly Report on Form 10-Q, as permitted by Rule 405(a)(2)(ii) of Regulation S-T.

(1)	Incorporated by reference to the Form S-1/A previously filed by PositiveID Corporation on June 5, 2012.
(2)	Incorporated by reference to the Form 10-K previously filed by PositiveID Corporation on March 19, 2010.
(3)	Incorporated by reference to the Form 8-K previously filed by PositiveID Corporation on July 13, 2012.

Exhibit 10.6

Amendment to Shared Services Agreement

This amendment is to the original SHARED SERVICES AGREEMENT dated as of January 11, 2012 (the “Effective Date”) and entered into between PositiveID Corporation, a Delaware corporation (“PSID”), and VeriTeQ Acquisition Corporation, a Florida corporation (“VeriTeQ”).

The amendments are as follows:

1.	Effective June 1, 2012 the monthly charge for shared services as outlined in Section 1.2(a)(i) shall be reduced from $30,000 to $12,000.
2.	The parties have agreed to convert all amounts owed under the Shared Services Agreement as of May 31, 2012 ($160,004) to 2,285,779 common shares of VeriTeQ at a per price share of $0.07.

All other terms of the Shared Services Agreement not specifically amended herein shall remain as originally written.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of June 25, 2012.

POSITIVEID CORPORATION

By:	/s/William Caragol
Name:	William Caragol
Title:	Chief Executive Officer
Date:	June 25, 2012

VERITEQ ACQUISITION CORPORATION

By:	/s/Scott R. Silverman
Name:	Scott R. Silverman
Title:	Chief Executive Officer
Date:	June 25, 2012

Exhibit 10.7

Amendment to License Agreement

This amendment is to the original LICENSE AGREEMENT (“Agreement”) dated as of January 11, 2012 (the “Effective Date”) and entered into between PositiveID Corporation, a Delaware corporation (“PSID”), and VeriTeQ Acquisition Corporation, a Florida corporation (“VeriTeQ”).

The parties intend to make an amendment to the Agreement to convert the license from a non-exclusive license to an exclusive license, subject to VeriTeQ meeting certain minimum royalty requirements in the future.

The amendments to the Agreement are as follows:

1.
Paragraph D shall be amended to strike the word “non-exclusive” and replace with the word “exclusive, subject to the minimum royalty requirements in Section 3.4.” All other wording in this paragraph remains unchanged.

2.
Section 2.1(a) shall be amended to strike the word “non-exclusive” and replace with the word “exclusive, subject to the minimum royalty requirements in Section 3.4.” All other wording in this section remains unchanged.

3.	Section 3.4 shall be added to the Agreement and it shall read: “the exclusivity under this license is subject to VeriTeQ meeting certain minimum annual royalty requirements as follows:

Year	Min Royalty
2013	$400,000
2014	$800,000
2015 and thereafter	$1,600,000

4.
Section 12.14 shall be added to the Agreement and it shall read:  “In the event PositiveID has a petition in bankruptcy filed for or against it, the “Patent Rights” and “PositiveID technology” referenced herein shall transfer to Licensee.  Licensee will own the patent rights and PositiveID technology referenced in the Agreement with full title and free and clear of any and all claims, liabilities, obligations or setoffs.”

All other terms of the Agreement not specifically amended herein shall remain as originally written.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first written in the original LICENSE AGREEMENT of January 11, 2012.

POSITIVEID CORPORATION

By:	/s/William Caragol
Name:	William Caragol
Title:	Chief Executive Officer
Date:	June 26, 2012

VERITEQ ACQUISITION CORPORATION

By:	/s/Scott R. Silverman
Name:	Scott R. Silverman
Title:	Chief Executive Officer
Date:	June 26, 2012

Exhibit 10.8

SECURED PROMISSORY NOTE

Delray Beach, Florida
$849,510.02	July 9, 2012

FOR VALUE RECEIVED, the undersigned PositiveID Corporation, a Delaware corporation (“Maker”), promises to pay to the order of Holland & Knight LLP (“Payee”) or its successors, assigns or designees, at Payee's offices located at 1201 North Franklin Street, Tampa, FL  33602, or such other place as the holder hereof may from time to time designate in writing, the principal sum of Eight Hundred Forty-Nine Thousand Five Hundred Ten Dollars and 02/100 ($849,510.02) in lawful money of the United States of America.

Maker acknowledges and agrees that the Principal is due and owing to the Payee, and Maker will use its best efforts to promptly repay such Principal.  Principal on the Note shall be due and payable as soon as practicably possible by Maker, and notwithstanding the foregoing, Maker agrees to remit payment against the Note immediately upon each occurrence of any of the following events ("Maturity Event"): (a) the Maker’s completion of an acquisition or disposition of any of its assets or stock or any of its subsidiaries’ assets or stock with gross proceeds in excess of $750,000, (b) the Maker’s completion of any financing with gross proceeds in excess of $1,500,000, (c) the Maker’s receipt of any revenue in excess of $750,000 from the licensing or development of any of its or its subsidiaries products, (d) any liquidation or reorganization of the Maker's assets or liabilities. The amount of payment to be remitted by Maker shall equal one-third of the gross proceeds received by Maker upon each occurrence of any of the above events, until the Principal is repaid in full; provided, however, if the Maker receives $3.0 million in gross proceeds in any one financing or licensing arrangement, the entire Principal balance shall be repaid in full.

The Note is issued under, and is subject to, the Security Agreement, dated July 9, 2012, between the Maker and the Payee, as it may be amended from time to time (the “Security Agreement”) and the payment of all obligations under this Note is secured according to the provisions contained in the Security Agreement. The Payee is entitled to all of the benefits and rights of the Payee under the Security Agreement. However, neither this reference to the Security Agreement nor any provision thereof shall impair the absolute and unconditional obligation of the undersigned to pay the principal on the Note as herein provided.

The word “holder,” as used in the Note, shall mean the Payee or endorsee of the Note who is in possession of it.

It is further agreed hereby that if any payment of principal shall not be made as and when due as above provided as a result of a Maturity Event; or in the event default be made in the performance or compliance with any of the covenants and conditions of the Security Agreement; or upon the insolvency, bankruptcy or dissolution of the Maker, collectively "Note Default"; then, upon any such Note Default event, the entire amount of principal of the Note shall, at the option of the holder of the Note and without notice (Maker hereby expressly waives notice of such default), become and be due and collectible, time being of the essence for all sums due under the Note.  Upon any such Note Default event, the Note may be placed in the hands of an attorney at law for collection, and in that event, each party liable for the payment thereof, as Maker, endorser, guarantor, or otherwise, hereby agrees jointly and severally, to pay the holder hereof in addition to the sums above stated, a reasonable sum as an attorney's fee, which shall include attorney's fees at the trial level and on appeal, together with all reasonable costs incurred.

After any such Note Default event, the Note shall bear interest at the highest rate permitted under then applicable law; provided, however, in the event said highest rate is otherwise indeterminable, the parties agree that the applicable rate shall be eighteen percent (18%) per annum; provided further, however, that in no event shall such rate exceed the highest rate permissible under the applicable law.

Provided Payee has not exercised its right to accelerate the Note as hereinabove provided, in the event any required payment on the Note is not received by Payee within five (5) days after said payment is due, Maker shall pay Payee a late charge of eight percent (8%) of the payment not so received, the parties agreeing that said charge is a fair and reasonable charge for the late payment and shall not be deemed a penalty.

No delay or omission on the part of the Payee in exercising any right, privilege or remedy shall impair such right, privilege or remedy or be construed as a waiver thereof or of any other right, privilege or remedy.  No waiver of any right, privilege or remedy or any amendment to the Note shall be effective unless made in writing and signed by the Payee. Under no circumstances shall an effective waiver of any right, privilege or remedy on any one occasion constitute or be construed as a bar to the exercise of or a waiver of such right, privilege or remedy on any future occasion. The acceptance by the Payee hereof of any payment after any default hereunder shall not operate to extend the time of payment of any amount then remaining unpaid hereunder or constitute a waiver of any rights of the Payee hereof under the Note.  The unenforceability or invalidity of any provision of this Note as to any person or circumstances shall not render that provision or those provisions unenforceable or invalid as to any other provisions or circumstances, and all provisions hereof, in all other respects, shall remain valid and enforceable.

All rights and remedies of the Payee, whether granted herein or otherwise, shall be cumulative and may be exercised singularly or concurrently, and the Payee shall have, in addition to all other rights and remedies, the rights and remedies of a secured party under the applicable Uniform Commercial Code. The Payee shall have no duty as to the collection or protection of the Collateral (as defined in the Security Agreement) or of any income thereon, or as to the preservation of any rights pertaining thereto beyond the safe custody thereof.  Surrender of the Note, upon payment or otherwise, shall not affect the right of the Payee to retain the Collateral (as defined in the Security Agreement) as security for the payment and performance of any liability of the undersigned to the Payee.

2

All persons now or at any time liable for payment of the Note hereby waive presentment, protest, notice of protest, and notice of dishonor.  The Maker expressly consents to any extensions and renewals of the Note, in whole or in part, and all delays in time of payment or other performance under the Note which Payee may grant at any time and from time to time, without limitation and without any notice or further consent of the Maker.

The Maker and such other parties authorize and employ the Payee, in its sole discretion, at any time after the occurrence of a default hereunder to appropriate and, in such order as the Payee may elect, apply any such money, deposits or property to the payment hereof or to the payment of any and all indebtedness, liabilities and obligations of such parties to the Payee or any of the Payee's affiliates, whether now existing or hereafter created or arising or now owned or howsoever after acquired by the Payee or any of the Payee's affiliates (whether such indebtedness, liabilities and obligations are or will be joint or several, direct or indirect, absolute or contingent, liquidated or unliquidated, matured or unmatured).

The Note and the provisions hereof shall be binding upon the Maker and the Maker’s successors and assigns and shall inure to the benefit of the Payee, the Payee’s administrators, successors, and assigns.  The Maker may not assign its rights or obligations under the Note without the prior written consent of the Payee.

The Note may not be amended, changed or modified in any respect except by a written document that has been executed by each party.  The Note is to be construed according to the applicable laws of the State of Florida, without regard to its conflicts of law principles.  Any action brought upon the enforcement of this Note is hereby authorized to be instituted and prosecuted in the state and federal courts located in Broward County, Florida, at Payee’s election.

In any action or proceeding in connection with or to enforce this Note, the Maker irrevocably consents to and confers personal jurisdiction on the courts of the State of Florida, or the United States courts located within the State of Florida, in the county of Broward, expressly waives any objections as to venue in any of such courts, and agrees that service of process may be made on him by mailing a copy of the summons and complaint by registered or certified mail, return receipt requested, to his address set forth herein (or otherwise expressly provided in writing).  Alternatively, in any such action or proceeding in any such court, service of any legal process may be made upon the Payee or any other obligor (regardless of any other appointment by such person of any other process agent) by mailing or delivery of such process to such person, or such other agent which such person may have appointed and the Payee has approved as the person’s agent for these purposes.  The Payee hereby irrevocably waives, to the fullest extent he may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.  Nothing contained herein shall, however, prevent the Payee from bringing any action or exercising any rights within any other state or jurisdiction or from obtaining personal jurisdiction by any other means available by applicable law.

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MAKER AND PAYEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT MAKER OR PAYEE, OR ANY OTHER PERSON MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THE NOTE AND ANY DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF EITHER OR ANY PARTY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PAYEE ACCEPTING THIS NOTE IN CONNECTION WITH THE SECURITY AGREEMENT.

ACKNOWLEDGEMENT AND CONSENT.

By signing below, you also agree that the terms of this transaction and the Note and Security Agreement are fair and reasonable and have been fully disclosed to you in writing and in understandable language.  You also agree that Holland & Knight LLP has given you a reasonable opportunity to seek the advice of independent counsel regarding this transaction and Note and Security Agreement.  In addition to indicating your promise to pay in accordance with the terms of the Note, your signature below also indicates your consent to the transaction and the Note and Security Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Note on the date set forth above.

POSITIVEID CORPORATION

By:	/s/William J. Caragol
Name:	William J. Caragol
Title:	Chief Executive Officer

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Exhibit 10.9

SECURITY AGREEMENT

This is a Security Agreement (the “Security Agreement”), dated July 9, 2012 between PositiveID Corporation, a Delaware corporation (“Debtor”), and Holland & Knight LLP, a  Florida limited liability partnership (the “Secured Party”).
BACKGROUND

Debtor has issued to the Secured Party a secured promissory note, in the principal amount of Eight Hundred Forty-Nine Thousand Five Hundred Ten Dollars and 02/100 ($849,510.02) (the “Note”).  Pursuant to the terms herein, this Security Agreement secures the obligation of Debtor to satisfy Debtor’s obligations under the Note. Accordingly, in consideration of the mutual covenants and agreements set forth below, the parties agree as follows:

TERMS

1.           Grant of Security Interest.

a.                 For good and valuable consideration received, the sufficiency of which is hereby acknowledged and agreed, in order to secure Debtor’s (a) performance under the Note and (b) payment of all costs and expenses, including attorney’s fees, incurred in connection with realizing upon the value of the security provided by this Security Agreement following an Event of Default (as defined herein) (collectively, the “Liabilities”), Debtor grants to the Secured Party a first lien and first priority security interest (the “Security Interest”) in all of Debtor’s and its subsidiaries assets, including, but not limited to, collateral, accounts receivable, chattel paper, instruments, documents, inventory, equipment, general intangibles, intellectual property, securities, investment property consisting of security entitlements (including, all of the outstanding shares of stock in MicroFluidic Systems, a California corporation, and all of the outstanding shares of stock, membership interests or equity interests in each of Debtor’s other subsidiaries), and all other present and future tangible and intangible property of Debtor, whether now owned or existing or hereafter acquired or arising, including additions, accessions and substitutions thereof, and all cash and non-cash proceeds and products thereof (collectively, the “Collateral”).  This Security Interest given to Secured Party shall also attach to all replacements and proceeds and all proceeds of any sale or transfers of the Collateral.

b.                 Notwithstanding the foregoing, the Collateral shall not include any interest in the following intellectual property assets ("Excluded IP Assets"), and the Secured Party shall receive no security interest in the Excluded IP Assets of any kind by virtue of this Security Agreement:

(i)	U.S. Patent No. 7,125,382, "Embedded Bio Sensor System" - Patent expires October 24, 2026;

(ii)	U.S. Patent Application No. 20110282175 "Wireless Molecular Sensor System and Process";

(iii)	U.S. Patent No. 7,297,112 "Embedded Bio-Sensor System";

(iv)	U.S. Patent Application 2008/0033273 "Embedded Bio-Sensor System"; and

(v)	U.S. Patent No. 7,241,266 "Transponder for Embedded Bio-Sensor using Body Energy as a Power Source".

2.           Assurances; Covenants.  Debtor hereby agrees that:

a.            (i) The Collateral is and will be free of all liens and security interests of every kind and nature, except as may be in effect on the date hereof or have been the result of actions of the Secured Party, (ii) Debtor will not assign, transfer, sell, convey, hypothecate, pledge, or in any other way dispose of or encumber the Collateral while this Security Agreement is in effect, without prior written notice to Secured Party; and (iii) Debtor will warrant and defend the Collateral and the Secured Party’s Security Interest against the claims and demands of all persons

b.           Debtor will not, without the prior written consent of the Secured Party, borrow from anyone on the security of the Collateral, or otherwise permit any liens, encumbrances, security interests, or adverse claims against the Collateral, and will not permit the Collateral to be levied upon under any legal process.

c.           Debtor authorizes the Secured Party to file financing statements, including amendments or continuations thereof, describing the Collateral, and from time to time at the request of the Secured Party, will execute such other documents, and will do such other acts and things, all as the Secured Party may reasonably request, to establish and maintain a valid first, perfected security interest in the Collateral and to enable the Secured Party to enforce its rights and remedies hereunder with respect to the Collateral.  Notwithstanding the foregoing, Debtor agrees to file the financing statement describing the Collateral and perfecting Secured Party’s Security Interest promptly following the execution of this Security Agreement with the appropriate state recording officer.  Debtor shall deliver to the Secured Party filed marked and date stamped copies of the financing statements within three (3) calendar days from the day Debtor receives them from the state recording office.

d.           Secured Party shall hold as security for the Liabilities (i) all of the securities issued by MicroFluidic Systems, a California corporation, which are in the name of Debtor and Debtor holds, and (ii) all of the securities issued by any of Debtor’s other subsidiaries which are in the name of Debtor and Debtor holds.

3.           Representations and Warranties.  Debtor represents and warrants to the Secured Party as follows:

a.           Debtor is a corporation duly organized, validly existing, and in good standing and active status under the laws of the state of Delaware;

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b.           Debtor has all requisite power to own and operate its properties and to carry on its business as now being conducted, and has all necessary rights to conduct its business;

c.           Debtor has the power, authority, and legal right to execute and deliver this Security Agreement, and to perform its obligations hereunder, and has taken all action necessary to authorize the execution, delivery, and performance of this Security Agreement and to authorize the transactions contemplated hereby;

d.           The principal place of business and chief executive office of Debtor is located as follows:  1690 South Congress Avenue, Suite 200, Delray Beach, Florida 33445;

e.           The execution, delivery, and performance by Debtor of this Security Agreement will not (i) contravene, conflict with, result in the breach of, or constitute a violation of or default under the organizational documents of Debtor, any applicable law, rule, regulation, judgment, order, writ, injunction, or decree of any court or governmental authority, or any agreement or instrument to which Debtor is a party or by which Debtor or its property may be bound or affected, or (ii) result in the creation of any lien, charge, or encumbrance upon any property or assets of Debtor pursuant to any of the foregoing, except the liens created by this Security Agreement;

f.           This Security Agreement constitutes a legal, valid, and binding agreement enforceable against Debtor and the Collateral in accordance with its terms and, without limiting the foregoing, this Security Agreement grants the Secured Party a valid, perfected, first Security Interest in the Collateral; and

g.           Debtor is the owner of and has good and marketable title to all of the Collateral, free and clear of all liens, encumbrances, security interests, and adverse claims whatsoever.  None of the Collateral is subject to any prohibition against encumbering, pledging, hypothecating or assigning same or requires notice or consent in connection therewith.

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4.           Additional Covenants.  Debtor hereby further covenants and agrees that, until full and final payment of and performance under the Note, Debtor shall, unless Secured Party shall otherwise consent in writing:

a.           Liability and Property Insurance.   Maintain at Debtor’s expense commercial liability and third party property damage insurance with such insurers, in such amounts and with such deductibles as is currently maintained, and maintain at Debtor’s expense insurance on the Collateral with such insurers, against such risks, in such amounts and with such deductibles as is currently maintained (including without limitation, insurance against fire, explosion, theft, burglary, pilferage and all other hazards and risks ordinarily insured against by other owners or users of such properties in similar businesses), which insurance shall be evidenced by policies:

(i)	designating Secured Party and its assignees as additional co-insureds or loss payees as their interests may appear from time to time;

(ii)
containing a “breach of warranty clause” whereby the insurer agrees that a breach of the insuring conditions or any negligence of Debtor or any other person shall not invalidate the insurance as to Secured Party and his assigns; and

(iii)	requiring at least thirty (30) days prior written notice to Secured Party and his assigns before cancellation or any material change shall be effective.

Upon execution hereof, Debtor shall deliver to Secured Party a certificate of insurance evidencing insurance required by this Section 4, together with evidence of payment of all premiums therefor and adding Secured Party as an additional insured thereon.  In the event of loss or damage, Debtor shall forthwith notify Secured Party and file proofs of loss satisfactory to Secured Party with the appropriate insurer, and forthwith upon receipt, endorse and deliver insurance proceeds to Secured Party.

b.           Change of Name or Business.   Immediately notify Secured Party if there is any change in the location of (i) books and records relative to the accounts and inventory stated in subsection 3(d) of this Security Agreement; (ii) any equipment constituting part of the Collateral if it becomes located in or on any premises other than those identified in subsection 3(d) of this Security Agreement; (iii) the principal place of business or chief executive office of Debtor stated in subsection 3(d) of this Security Agreement; or (iv) Debtor conducts any of their business or operations in or from any new office or location.

c.           Transfer of Accounts.  Not sell, assign, transfer, discount or otherwise dispose of any promissory note or other instrument payable to Debtor, except for collection without recourse in the ordinary course of business.

d.           Sale of Equipment or Collateral.  Not sell, assign, lease, transfer or otherwise dispose of any substantial part of the equipment or inventory, other than by sales of inventory in Debtor’s ordinary course of business, without prior written notice to Secured Party.

d.           Settlements Relating to Collateral.   Not compromise, settle or adjust any claim in a material amount relating to the Collateral, other than in Debtor’s ordinary course of business.

f.           Removal of Collateral.  Not remove, or cause or permit to be removed, any of the Collateral from their present location except for sales in the ordinary course of business, without the prior written notice to Secured Party

g.           Change of Location or Name.   Not change any of the following:  (i) the location of the principal place of business or chief executive office of Debtor; or (ii) the name under which Debtor conducts any of its business or operations, without the prior written notice to Secured Party

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5.           Default.  Each of the following shall, after receipt by Debtor of written notice from the Secured Party and after a cure period of five (5) days with respect to Section 5(a) - 5(d) below, constitute an event of default under this Security Agreement (each, an “Event of Default”):

a.           Any representation or warranty made by any Debtor under this Security Agreement or any report, certificate, financial statement, or other information provided by Debtor to the Secured Party in connection herewith is false or misleading in any material respect when made or deemed made; or

b.           Debtor fails to fully and promptly perform when due any agreement or covenant under this Security Agreement or any related document (and such failure continues beyond the expiration of any applicable grace or cure period);

In the event that Debtor substantially cures such default within the applicable cure period, such default shall not constitute an Event of Default.

6.           Remedies Upon the Occurrence of an Event of a Default.

a.           Upon the occurrence and continuance of an Event of Default under this Security Agreement, the Secured Party will have the right at any time and from time to time, without further notice or demand to Debtor to exercise the rights and remedies upon default that are granted to a secured party under the Uniform Commercial Code and/or that are otherwise available to the Secured Party under this Security Agreement or otherwise available to secured creditors at law and/or in equity under applicable law, including without limitation:

(i)           Enforce Debtor’s rights against account debtors and notify any and all account debtors or other parties against which Debtor has a claim under the Collateral that such Collateral has been assigned by Debtor and that the Secured Party has a security interest therein and, if desired by the Secured Party, that all payments should be made to the Secured Party;

(ii) Receive and endorse the name of Debtor upon any instruments of payment (including payments made under any policy of insurance) that may come into the possession of the Secured Party;

b.            Upon the occurrence or continuation of an Event of Default:

(i)                 the Secured Party may require Debtor, at Debtor’s expense, to marshal and assemble the Collateral and make it available to the Secured Party at a place to be designated by the Secured Party, which is reasonable and convenient to all parties.

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(ii)           Secured Party may, with or without judicial process, sell, lease or otherwise dispose of, in a commercially reasonable manner, any or all of the collateral at public or private sale or proceedings, by one or more contracts, in one or more parcels, at the same or different times and places, with or without having the Collateral at the place of sale or other disposition, to such persons or entities, for cash or credit or for future delivery, and upon such other terms, as Secured Party may in its discretion deem best in each such matter.  The purchaser of any of the Collateral at any such sale shall hold the same free of any equity of redemption or other right or claim of Debtor all of which, together with all rights of stay, exemption or appraisal under any statute or other law now or hereafter in effect, Debtor hereby unconditionally waives to the fullest extent permitted by law.  If any of the collateral is sold on credit or for future delivery, Secured Party shall not be liable for the failure of the purchaser to pay for same and, in the event of such failure, Secured Party may resell such Collateral.

(iii)           Debtor hereby further agrees that notice of the time after which any private sale or other intended disposition or action relating to any of the Collateral is to be made or taken, shall be deemed commercially reasonable notice thereof, and shall satisfy the requirements of any applicable statute or other law, if such notice is delivered or mailed not less than five (5) business days prior to the date of the sale, disposition or other action to which the notice is related.  Secured Party shall not be obligated to make any sale or other disposition or take other action pursuant to such notice and may, without other notice or publication, adjourn or postpone any public or private sale or other disposition or action by announcement at the time and place fixed therefor, and such sale, disposition or action may be held or accomplished at any time or place to which the same may be so adjourned or postponed.

(iv)           Secured Party may at its discretion retain any or all of the Collateral and apply the retained Collateral in satisfaction of part or all of the Note.

(v)           Any cash proceeds of sale, lease or other disposition of Collateral shall be applied as follows:

First:   To the expenses of collecting, enforcing, safeguarding, holding and disposing of Collateral, and to other expenses of Secured Party in connection with the enforcement of this Security Agreement or any other documents including, without limitation, court costs and the fees of attorneys, accountants and appraisers;

Second:   Any surplus then remaining to the payment of interest and then principal of the Note, in such order as Secured Party elects; and

Third:   Any surplus then remaining to Debtor or whomever may be lawfully entitled thereto.

c.      The net proceeds realized by the Secured Party upon a sale or other disposition of the Collateral, or any part thereof, after deduction of the expenses of retaking, holding, preparing for sale, selling or the like, and reasonable attorneys’ fees and other expenses incurred by the Secured Party, shall be applied to payment of (or held as a reserve against) the Liabilities, whether or not then due, and in such order of application as the Secured Party may from time to time elect.

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7.           Termination.  This Security Agreement and the Security Interest granted pursuant to this Security Agreement shall immediately terminate when the Note has been paid in full.  Upon such termination, Debtor may take any action and file all documents necessary to terminate all effective financing statements in the Secured Party’s favor that are then on file or recorded with respect to the Collateral described in this Security Agreement.  Secured Party will agree to sign any reasonably required and reasonable documents within 3 business days of termination of this Security Agreement.

8.           Assignment.  Neither this Security Agreement nor any of the rights, interests, or obligations arising under this Security Agreement may be assigned by Debtor without the prior written consent of the Secured Party.

9.           Binding Effect.  Subject to Section 8 above, this Security Agreement shall be binding upon and inure to the benefit of the Secured Party, its respective successors and assigns, and shall be binding upon Debtor and its successors and assigns and shall bind all persons who become bound as a Debtor to this Security Agreement.

10.         Severability.  Any provision of this Security Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction only, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Security Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  If any provision of this Security Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

11.         Titles.  The titles and headings preceding the text of the sections of this Security Agreement have been inserted solely for convenience of reference and do not constitute a part of this Security Agreement or affect its meaning, interpretation, or effect.

12.         Waiver.  The failure of any party to insist in any one or more instances upon performance of any terms or conditions of this Security Agreement shall not be construed as a waiver of future performance of any such term, covenant, or condition, and the obligations of either party with respect to such term, covenant, or condition shall continue in full force and effect.

13.         Entire Agreement.  This Security Agreement contains the final, complete, and exclusive expression of the understanding of Debtor and the Secured Party with respect to the transactions contemplated in this Security Agreement, and supersedes any prior or other contemporaneous agreement or representation by or among the parties related to the subject matter of this Security Agreement.

14.         Amendment.  This Security Agreement may not be amended, modified, or changed in any respect and no waiver of any requirement hereof will be effective except by an agreement in writing signed by Debtor and the Secured Party.

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15.           Notices.  All notices, requests, demands, claims and other communications under this Security Agreement will be in writing. Any notice, request, demand, claim or other communication under this Security Agreement shall be deemed duly given if it is sent: (a) by personal delivery, or (b) by commercial delivery or overnight courier service that requires a signature as evidence of delivery, and, in each case, addressed to the intended recipient as set forth below, or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in a writing in accordance with this Section 15:

If to Debtor:

1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
Attn: William J. Caragol

If to the Secured Party:

Holland & Knight LLP
50 N. Laura Street, Suite 3900
Jacksonville, FL 32202
Attn: Crystal J. Adkins, Esq.

16           Governing Law/Venue.  The validity, construction, enforcement, and interpretation of this Security Agreement are governed by the laws of the State of Florida and the federal laws of the United States of America, excluding the laws of those jurisdictions pertaining to resolution of conflicts with laws of other jurisdictions.  The Debtor and the Secured Party (a) consent to the personal jurisdiction of the state and federal courts having jurisdiction in Broward County, Florida, (b) stipulate that the proper, exclusive, and convenient venue for any legal proceeding arising out of this Security Agreement is Broward County, Florida, for state court proceedings, and the Southern District of Florida, for federal district court proceedings, and (c) waive any defense, whether asserted by a motion or pleading, that Broward County, Florida, or the Southern District of Florida, is an improper or inconvenient venue.

17.           Relationship.  This Security Agreement does not create or evidence a partnership or joint venture between Debtor and the Secured Party.

18.           Interpretation.  Neither this Security Agreement nor any uncertainty or ambiguity in this Security Agreement shall be construed or resolved against any party, whether under any rule of construction or otherwise.  No party to this Security Agreement shall be considered the draftsman.  The parties acknowledge and agree that this Security Agreement has been reviewed, negotiated, and accepted by all the parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties.

19.           Time.  Time shall be of the essence with respect to all of the provisions of this Security Agreement.

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20.           Counterparts.  This Security Agreement may be executed (including by facsimile transmission or portable document format) in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

21.           Enforcement of Security Agreement.  The parties agree that irreparable damage will occur if any of the provisions of this Security Agreement are not performed in accordance with its specific terms or are otherwise breached.  It is therefore agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Security Agreement and to specifically enforce the terms and provisions of this Security Agreement in any court of the United States or any state having jurisdiction, in addition to any other remedy to which they are entitled.

22.           Remedies Cumulative.  The rights and remedies provided in this Security Agreement are cumulative and not exclusive of any rights or remedies provided by law, and the warranties, representations, covenants, and other provisions of this Security Agreement shall be cumulative.

23.            Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS SECURITY AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT.

IN WITNESS WHEREOF, the undersigned have executed this Security Agreement as of the date and year first above written.

POSITIVEID CORPORATION

By:	/s/William J. Caragol
Name:	William J. Caragol
Title:	Chief Executive Officer

HOLLAND & KNIGHT LLP

By:	/s/Crystal J. Adkins
Name:	Crystal J. Adkins
Title:	Associate General Counsel

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Exhibit 10.10

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) is made and entered into as of July 12, 2012, by and between PositiveID Corporation, a Delaware corporation (the “Company”), and Ironridge Technology Co., a division of Ironridge Global IV, Ltd., a British Virgin Islands business company (the “Purchaser”).

Recitals

A.           The parties made and entered into a Securities Purchase Agreement (“SPA”) as of January 13, 2012.  Capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed to them in the SPA.

B.           The SPA terminated pursuant to Section 7.2(a)(iii) thereof, when the Registration Statement was not declared effective by the Commission by April 26, 2012, the 90th calendar day following Stockholder Approval.

Agreement

In consideration of the foregoing, and the promises and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Company and Purchaser, intending to be legally bound, hereby agree as follows:

ARTICLE I.
SHARE ISSUANCE

1.1           In full and complete satisfaction of any obligation of the Company to issue the Success Fee Shares pursuant to Section 2.3(b)(iii) of the SPA, the Company shall promptly issue to Purchaser 500 shares of Series F Preferred Stock (the “Series F Preferred Stock”) of Company (“Shares”).

1.2           This Agreement shall constitute the Preferred Stock Purchase Agreement pursuant to which the Shares are issued to the Purchaser, and the “Announcement Date” with respect to a share of Series F Preferred Stock shall mean the Trading Day immediately following that Trading Day, during the 20 Trading Day period immediately following the date of receipt of a Conversion Notice with respect to such share of Series F Preferred Stock, on which the Closing Price of a share of Common Stock is closest to, without going over, the arithmetic average of the individual daily volume weighted average prices for the lowest three Trading Days during such 20 Trading Day period.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES

2.1           Representations and Warranties of the Company.  The Company hereby represents and warrants to, and as applicable covenants with, Purchaser as of the date hereof:

(a)           Organization and Qualification.  The Company is an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  The Company is not in violation or default of any of the provisions of its certificate of incorporation, bylaws or other organizational or charter documents.

(b)           Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.  The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further consent or action is required by the Company.  This Agreement has been, or upon delivery will be, duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (c) insofar as indemnification and contribution provisions may be limited by applicable law.

(c)           No Conflicts.  The execution, delivery and performance of this Agreement by Company, the issuance and sale of the Shares, and the shares of Common Stock into which they are convertible (the “Conversion Shares,” and collectively with the Shares, the “Securities”), and the consummation by the Company of the other transactions contemplated hereby do not and will not (a) conflict with or violate any provision of the Company’s certificate of incorporation, bylaws or other organizational or charter documents, or (b) conflict with or result in a violation of any material law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of Company is bound or affected, except in the case of clause (b), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(d)           Litigation.  There is no action, suit, inquiry, notice of violation, Proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign), which could adversely affect or challenges the legality, validity or enforceability of this Agreement or the Securities.

(e)           Filings, Consents and Approvals.  The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of this Agreement, other than the required federal and state securities filings and such filings and approvals as are required to be made or obtained under the applicable Trading Market rules in connection with the transactions contemplated hereby, each of which has been, or if not yet required to be filed will be, timely filed.

(f)           Issuance of the Shares.  The Securities are duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens.  The Company will reserve from its duly authorized capital stock a number of shares of Common Stock for issuance of the Conversion Shares at least equal to the number of Conversion Shares which could be issued pursuant to the terms of the Shares.

(g)           Disclosure; Non-Public Information.  Except with respect to the information that will be, and to the extent that it actually is timely publicly disclosed by the Company, and notwithstanding any other provision, neither the Company nor any other Person acting on its behalf has provided Purchaser or its agents or counsel with any information that constitutes or might constitute material, non-public information, including without limitation this Agreement.  There is no adverse material information regarding the Company that has not been publicly disclosed prior to the date of this Agreement.  The Company understands and confirms that Purchaser will rely on the foregoing representations and covenants in effecting transactions in securities of Company.

(h)           No Integrated Offering.   Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company that cause a violation of the Securities Act or any applicable stockholder approval provisions.

(i)           Private Placement. Assuming the accuracy of the Purchaser representations and warranties set forth in Section 2.2, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchaser as contemplated hereby.

(j)           No General Solicitation.  Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Shares by any form of general solicitation or general advertising.  The Company has offered the Shares for sale only to the Purchaser.

(k)           Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Shares, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  The Company will conduct its business in a manner so that it will not become subject to the Investment Company Act.

2.2           Representations and Warranties of the Purchaser.  Purchaser hereby represents and warrants as of the date hereof to the Company as follows:(a)

(b)           Organization; Authority.  Purchaser is an entity validly existing and in good standing under the laws of the jurisdiction of its organization with full right, company power and authority to enter into and to consummate the transactions contemplated by the Agreement and otherwise to carry out its obligations thereunder.  The execution, delivery and performance by Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary company or similar action on the part of Purchaser.  This Agreement has been, or will be, duly executed by Purchaser, and when delivered by Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of Purchaser, enforceable against it in accordance with its terms, except (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (c) insofar as indemnification and contribution provisions may be limited by applicable law.

(c)           Own Account.  Purchaser understands that the Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Shares as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Shares (this representation and warranty not limiting the Purchaser’s right to sell the Shares pursuant to the Registration Statement or otherwise in compliance with applicable federal and state securities laws) in violation of the Securities Act or any applicable state securities law.  Purchaser is acquiring the Shares hereunder in the ordinary course of its business.

(d)           Purchaser Status.  At the time the Purchaser was offered the Shares, it was, and on the date hereof it is, either: (i) an “accredited investor” as defined in Rule 501(a) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.  Purchaser is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

(e)           Experience of Purchaser.  Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment.  Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(f)           General Solicitation.  Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(g)           Short Sales. The Purchaser has never maintained a short position in the Common Stock and does not currently maintain a short position in the Common Stock.  For so long as the Purchaser holds any Shares, the Purchaser will not effect any Short Sale that would create a net short position for the Purchaser.

ARTICLE III.
OTHER AGREEMENTS OF THE PARTIES

3.1           Transfer Restrictions.   (a)

(a)           The Securities may only be disposed of in compliance with state and federal securities laws.  In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act.  As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of the Purchaser under this Agreement, as to issued Securities only.

(b)           The Purchaser agrees to the imprinting, so long as is required by this Section 3.1, of a legend on any of the Securities in the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.  THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

(c)           Certificates evidencing the Conversion Shares shall not contain any legend (including the legend set forth in Section 3.1(b)), (i) while a registration statement covering the resale of such Conversion Shares is effective under the Securities Act, or (ii) following any sale of Conversion Shares pursuant to Rule 144, or (iii) if such Conversion Shares are eligible for sale under Rule 144 by a non-Affiliate of the Company without restriction, or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission).  The Company shall cause its counsel to issue a legal opinion to the Company’s transfer agent promptly after a legend is no longer required if required by the Company’s transfer agent to effect the removal of the legend hereunder.  The Company agrees that at such time as such legend is no longer required under this Section 3.1(c), it will, no later than 3 Trading Days following the delivery by the Purchaser to the Company or the Company’s transfer agent of a certificate representing Conversion Shares issued with a restrictive legend (such third Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to the Purchaser a certificate representing such shares that is free from all restrictive and other legends.  The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section.  Certificates for Conversion Shares subject to legend removal hereunder shall be transmitted by the transfer agent of the Company to the Purchaser by crediting the account of the Purchaser’s prime broker with the DTC system.

(d)           In addition to the Purchaser’s other available remedies, the Company shall pay to the Purchaser, in cash, as partial liquidated damages and not as a penalty, for each $1,000 of Securities (based on the Closing Price of the Common Stock on the date such Securities are submitted to the Company’s transfer agent) delivered for removal of the restrictive legend and subject to Section 3.1(c), the lesser of (i) $10 per Trading Day (increasing to $20 per Trading Day, 5 Trading Days after such damages have begun to accrue) for each Trading Day after the Legend Removal Date until such certificate is delivered without a legend, and (ii)  the difference in the VWAP of the Common Stock on the Legend Removal Date and on the date the certificate is delivered without a legend; provided, however, that such delay in the legend removal is the direct result of the actions of the Company and provided further, that the VWAP of the Common Stock has decreased from the Legend Removal Date to the date the certificate is delivered without the legend.  Nothing herein shall limit the Purchaser’s right to pursue actual damages for the Company’s failure to deliver certificates representing any Securities as required by the Transaction Documents, and the Purchaser shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

(e)           Purchaser agrees that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 3.1 is predicated upon the Company’s reliance that the Purchaser will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein.

3.2           Furnishing of Information.  As long as Purchaser owns any Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act.  As long as the Purchaser owns any Securities, if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to the Purchaser and make publicly available in accordance with Rule 144(c) such information as is required for the Purchaser to sell the Securities under Rule 144. The Company further covenants that it will take such further action as any holder of Securities may reasonably request, to the extent required from time to time to enable such Person to sell such Securities without registration under the Securities Act within the requirements of the exemption provided by Rule 144.

3.3           Integration.  The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchaser or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction. 3.4

3.5           Shareholder Rights Plan.  No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that the Purchaser is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that the Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents or under any other agreement between the Company and the Purchaser.

3.6           Non-Public Information.  Except with respect to the material terms and conditions of the transactions contemplated by this Agreement, the Company covenants and agrees that neither it nor any other Person acting on its behalf will provide the Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information.  The Company understands and confirms that the Purchaser shall be relying on the foregoing representations in effecting transactions in securities of the Company.

3.7           Indemnification of Purchaser.   Subject to the provisions of this Section 3.6, the Company will indemnify and hold the Purchaser and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls the Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any the Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against the Purchaser, or any of its Affiliates, by any stockholder of the Company who is not an Affiliate of the Purchaser, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of the Purchaser’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings the Purchaser may have with any such stockholder or any violations by the Purchaser of state or federal securities laws or any conduct by the Purchaser which constitutes fraud, gross negligence, willful misconduct or malfeasance).  If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, the Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party.  Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of the Purchaser Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel.  The Company will not be liable to any Purchaser Party under this Agreement (i) for any settlement by the Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (ii) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by the Purchaser Party in this Agreement or in the other Transaction Documents.

3.8           Reservation of Common Stock. The Company will reserve and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue the Conversion Shares pursuant to this Agreement.

3.9           Listing of Common Stock. The Company hereby agrees to use best efforts to maintain the listing or quotation of the Common Stock on a Trading Market, and as soon as reasonably practicable to list or quote all of the Conversion Shares on such Trading Market. The Company further agrees, if the Company applies to have the Common Stock traded on any other Trading Market, it will include in such application all of the Conversion Shares, and will take such other action as is necessary to cause all of the Conversion Shares to be listed or quoted on such other Trading Market as promptly as possible.  The Company will take all action reasonably necessary to continue the listing and trading of its Common Stock on a Trading Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market

ARTICLE IV.
MISCELLANEOUS

4.1           Fees and Expenses.  Except as otherwise provided in this Agreement, each party will pay the fees and expenses of its own advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of the Transaction Documents.  The Company acknowledges and agrees that Purchaser’s counsel solely represents Purchaser, and does not represent the Company or its interests in connection with the Transaction Documents or the transactions contemplated thereby.  The Company will pay all stamp and other taxes and duties levied in connection with the sale of the Shares, if any.

4.2           Notice.  Unless a different time of day or method of delivery is set forth in the Transaction Documents, any and all notices or other communications or deliveries required or permitted to be provided hereunder will be in writing and will be deemed given and effective on the earliest of:  (a) the date of transmission, if such notice or communication is delivered via facsimile prior to 5:00 pm (New York time) on a Trading Day and an electronic confirmation of delivery is received by the sender, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered later than 5:00 pm (New York time) or on a day that is not a Trading Day, (c) the next Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given.  The addresses for such notices and communications are those set below, or such other address as may be designated in writing hereafter, in the same manner, by such Person.

If to Purchaser:                                                                If to the Company:

Ironridge Technology Co.                                             PositiveID Corporation
Harbour House, Waterfront Drive                               1690 South Congress Avenue
PO Box 972, Road Town                                                Suite 200
Tortola, British Virgin Islands                                       Delray Beach, Florida 33445
Attn:  David Sims                                                            Attn: William J. Caragol
Facsimile: 284-494-4771                                                  Facsimile:  561-805-8001

4.3           Amendments; Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment or waiver, by the Company and Purchaser.  No waiver of any default with respect to any provision, condition or requirement of this Agreement will be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor will any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

4.4           Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement and will not be deemed to limit or affect any of the provisions hereof.

4.5           Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Purchaser, which consent will not be unreasonably withheld.  Purchaser may not assign its rights under this Agreement.

4.6           No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 3.6.

4.7           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents will be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the principles of conflicts of law that would require or permit the application of the laws of any other jurisdiction.  The parties hereby waive all rights to a trial by jury.  If either party will commence an action or Proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such action or proceeding will be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses reasonably incurred in connection with the investigation, preparation and prosecution of such action or proceeding.

4.8           Survival.  The representations and warranties contained herein shall survive each Closing and the delivery of the Shares for a period of one (1) year.

4.9           Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together will be considered one and the same agreement and will become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by portable document format, facsimile or electronic transmission, such signature will create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

4.10           Severability.  If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement will not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, will incorporate such substitute provision in this Agreement.

4.11           Replacement of Securities.  If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, Company will issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested.  The applicants for a new certificate or instrument under such circumstances will also pay any reasonable third-party costs associated with the issuance of such replacement certificates.

4.12           Arbitration.  Any dispute, controversy, claim or action of any kind arising out of or relating to this Agreement, or in any way involving the Company and Purchaser or their respective Affiliates, will be resolved by final and binding arbitration before a retired judge at JAMS (www.jamsadr.com), or its successor, in Santa Monica, pursuant to its most Streamlined Arbitration Rules and Procedures and the Final Offer (or Baseball) Arbitration Option.  Any interim or final award may be entered and enforced by any court of competent jurisdiction.  The final award will include the prevailing party’s reasonable arbitration, expert witness and attorney fees, costs and expenses.

4.13           Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of Purchaser and the Company will be entitled to specific performance under the Transaction Documents, and injunctive relief to prevent any actual or threatened breach under the Transaction Documents, to the full extent permitted under federal and state securities laws.

4.14           Payment Set Aside.  To the extent that the Company makes a payment or payments to Purchaser pursuant to any Transaction Document or Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law, including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action, then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied will be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

4.15           Time of the Essence.  Time is of the essence with respect to all provisions of the Transaction Documents that specify a time for performance.

4.16           Construction. The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of the Transaction Documents or any amendments hereto. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

4.17           Entire Agreement.  This Agreement contains the entire agreement and understanding of the parties, and supersedes all prior and contemporaneous agreements, term sheets, letters, discussions, communications and understandings, both oral and written, which the parties acknowledge have been merged into this Agreement.  No party, representative, attorney or agent has relied upon any collateral contract, agreement, assurance, promise, understanding or representation not expressly set forth hereinabove.  The parties hereby expressly waive all rights and remedies, at law and in equity, directly or indirectly arising out of or relating to, or which may arise as a result of, any Person’s reliance on any such assurance.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Company:

POSITIVEID CORPORATION

By:	/s/William J. Caragol
Name:	William J. Caragol
Title:	Chief Executive Officer

Purchaser:

IRONRIDGE TECHNOLOGY CO.,
a division of IRONRIDGE GLOBAL IV, LTD.

By:	/s/Peter Cooper
Name:	Peter Cooper
Title:	Director

Exhibit 10.11

AMENDMENT NO. 1 TO
PREFERRED STOCK PURCHASE AGREEMENT

This Amendment (this “Amendment”) made and entered into as of July 12, 2012 (“Amendment Date”), by and between PositiveID Corporation, a Delaware corporation (“Company”), and Ironridge Global III, LLC, a Delaware limited liability company (“Purchaser”).

Recitals

A.           A Preferred Stock Purchase Agreement (“Agreement”), was made and entered into between the parties as of July 27, 2011.

B.           The parties desire to amend the Agreement as set forth in this Amendment.

Agreement

In consideration of the foregoing, the receipt and adequacy of which are hereby acknowledged, Company and Purchaser agree as follows:

1.           Announcement Date.  The “Announcement Date” with respect to a share of Series F Preferred Stock shall mean the Trading Day immediately following that Trading Day, during the 20 Trading Day period immediately following the date of receipt of a Conversion Notice with respect to such share of Series F Preferred Stock, on which the Closing Price of a share of Common Stock is closest to, without going over, the arithmetic average of the individual daily volume weighted average prices for the lowest three Trading Days during such 20 Trading Day period.

2.           Entire Agreement.  The Agreement, as amended by this Amendment, contains the entire agreement and understanding of the parties, and supersedes all prior and contemporaneous agreements, term sheets, letters, discussions, communications and understandings, both oral and written.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the Amendment Date.

Company:		Purchaser:

POSITIVEID CORPORATION		IRONRIDGE GLOBAL III, LLC

By:	/s/William J. Caragol	By:	/s/John C. Kirkland
Name:	William J. Caragol	Name:	John C. Kirkland
Title:	Chief Executive Officer	Title:	Managing Director

Exhibit 31.1

Certification of the Chief Executive Officer Pursuant to
Section 302 of the Sarbanes-Oxley Act of 2002

I, William J. Caragol, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of PositiveID Corporation;
2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15(d)-15(f)) for the registrant and have:

a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)
Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)
Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.
The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

		b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 20, 2012	/s/ William J. Caragol
William J. Caragol
Chief Executive Officer (Principal Executive Officer)

Exhibit 31.2

Certification of the Chief Financial Officer Pursuant to
Section 302 of the Sarbanes-Oxley Act of 2002

I, Bryan D. Happ, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of PositiveID Corporation;
2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15(d)-15(f)) for the registrant and have:

a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)
Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)
Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.
The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

	b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 20, 2012	/s/ Bryan D. Happ
Bryan D. Happ
Chief Financial Officer (Principal Financial Officer)

Exhibit 32.1

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of PositiveID Corporation (the “Company”) on Form 10-Q for the period ending June 30, 2012 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, William J. Caragol, Chief Executive Officer of the Company, and I, Bryan D. Happ, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

(1)	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/ William J. Caragol
William J. Caragol
Chief Executive Officer
Date: August 20, 2012

/s/ Bryan D. Happ
Bryan D. Happ
Chief Financial Officer
Date: : August 20, 2012

A signed original of this written statement required by Section 906 has been provided to PositiveID Corporation and will be retained by PositiveID Corporation and furnished to the Securities and Exchange Commission or its staff upon request.